Exhibit 99.1
PRESS RELEASE
First Half 2021 Results
Successful launch of our new "ONE" FMC bundles, resulting in an accelerated intake of 25,400 FMC customers in Q2 2021 to 685,900 at June 30, 2021.
Our revenue trend turned the negative tide in Q2 2021, driven by a strong recovery in our other revenue, which was adversely impacted by the global COVID-19 pandemic last year.
On track to deliver on both our FY 2021 guidance and our 3-year Operating Free Cash Flow CAGR ambition.
The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market. Inside information.

Mechelen, July 29, 2021 – Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the six months ended June 30, 2021.

HIGHLIGHTS

▪Commercial momentum sustained in Q2 2021, having added 25,400 net new FMC customers, 7,100 net new enhanced video subscribers, 6,000 net new broadband internet RGUs and 18,400 net organic mobile postpaid subscribers.
▪The fixed monthly ARPU per customer relationship reached €59.3 in H1 2021, up 2% yoy, driven by a higher share of both higher-tier broadband and multiple-play customers in our overall customer mix and the benefit of certain price adjustments, partly offset by a greater proportion of revenue being allocated to mobile telephony from our recently launched "ONE" FMC bundles compared to our legacy bundles.
▪H1 2021 revenue of €1,288.3 million, +1% yoy on both a reported and rebased(1) basis, reflecting higher cable and mobile telephony subscription revenue as well as improved other revenue. Revenue growth back to positive territory in Q2 2021, up 4% yoy both on a reported and rebased basis, to €642.4 million driven by a strong recovery in our other revenue compared to the same period last year.
▪Net profit of €211.7 million in H1 2021 (Q2 2021: €99.2 million), +14% yoy, driven by significantly lower net finance expense and a 3% growth in our operating profit, which more than offset higher income tax expense.
▪H1 2021 Adjusted EBITDA(2) of €688.7 million, -1% yoy, including changes to the IFRS accounting treatment of certain content-related costs for our premium entertainment packages and the Belgian football broadcasting rights because of changes related to the underlying contracts as of Q3 2020. On a rebased basis, our H1 2021 Adjusted EBITDA increased almost 3% yoy driven by an 8% decline in direct costs and healthy organic top line growth over the period. Q2 2021 Adjusted EBITDA of €354.5 million, marking lower yoy increases of 1% and 2%, on a reported and rebased basis, respectively compared to Q2 2020, reflecting higher direct costs and sales and marketing expenses relative to Q2 last year.
▪Accrued capital expenditures(3) of €281.8 million in H1 2021 (Q2 2021: €138.7 million), -5% versus H1 last year and approximately 22% of revenue. Excluding the recognition of certain football broadcasting rights and the temporary extension of both our 2G and 3G mobile spectrum licenses, our H1 2021 accrued capital expenditures were €270.4 million, equivalent to approximately 21% of revenue.
▪Operating Free Cash Flow(4) of €418.3 million in H1 2021 (Q2 2021: €216.4 million), +4% yoy, mainly driven by substantially lower investments compared to H1 last year and the aforementioned trend in our Adjusted EBITDA. On a rebased basis and excluding the recognition of both football broadcasting rights and mobile spectrum licenses, as well as the impact of certain lease-related capital additions on our accrued capital expenditures, our H1 2021 Operating Free Cash Flow was up nearly 4% yoy.
▪Net cash from operating activities, net cash used in investing activities and net cash used in financing activities of €511.3 million, €255.0 million and €243.4 million, respectively, in H1 2021. Our Adjusted Free Cash Flow(5) decreased 23% yoy in H1 2021 to €202.5 million, mainly due to the annual cash tax payment in Q2 2021 (versus Q3 last year) and a €14.0 million lower contribution from our vendor financing program due to phasing, yet fully embedded in our FY 2021 guidance. The same factors drove a 57% decline in our Q2 2021 Adjusted Free Cash Flow to €78.5 million.

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▪FY 2021 outlook reiterated, despite an anticipated softer trend in our revenue, Adjusted EBITDA and Operating Free Cash Flow in H2 relative to H1 2021 as a result of (i) a tougher comparison base, (ii) an overall pickup in commercial activity and (iii) higher targeted investments in the remainder of the year. In 2021, we expect both our revenue and Adjusted EBITDA(b) to return back to growth with a targeted rebased(a) growth of up to 1% and between 1-2%, respectively. We will also deliver healthy Adjusted Free Cash Flow(b, d) between €420.0 and €440.0 million for the FY 2021 despite a modest contraction in rebased Operating Free Cash Flow(b,c) in 2021 of around 1% on the back of higher targeted investments. With that, we still expect to deliver on the lower end of our 2018-2021 Operating Free Cash Flow(b, c) CAGR of between 6.5% to 8.0%.

(a) For purposes of calculating rebased growth rates on a comparable basis for the periods shown above, we have adjusted our historical revenue and Adjusted EBITDA to reflect the impact of the following transactions to the same extent revenue and adjusted EBITDA related to these transactions is included in our current results: (i) exclude the revenue and Adjusted EBITDA of our former Luxembourg cable subsidiary Coditel S.à r.l. (deconsolidated as of April 1, 2020) and (ii) reflect changes related to the IFRS accounting outcome of certain content rights agreements entered into during the third quarter of 2020.
(b) Quantitative reconciliations to net profit (including net profit growth rates) and cash flows from operating activities for our Adjusted EBITDA, Operating Free Cash Flow and Adjusted Free Cash Flow guidance cannot be provided without unreasonable efforts as we do not forecast (i) certain non-cash charges including depreciation and amortization and impairment, restructuring and other operating items included in net profit, nor (ii) specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period.
(c) Excluding the recognition of the capitalized football broadcasting rights and mobile spectrum licenses and excluding the impact from certain lease-related capital additions on our accrued capital expenditures.
(d) Assuming certain payments are made for the temporary prolongation of our current 2G and 3G mobile spectrum licenses in 2021, yet excluding payments on any future spectrum licenses as part of the upcoming multiband auction, and assuming the tax payment on our 2020 tax return will not occur until early 2022.

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For the six months ended June 30,	2021	2020	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	1,288.3	1,272.2	1%
Operating profit	312.5	302.1	3%
Net profit	211.7	184.9	14%
Net profit margin	16.4%	14.5%

Basic earnings per share	1.94	1.69	15%
Diluted earnings per share	1.94	1.69	15%

Adjusted EBITDA (2)	688.7	698.0	(1)%
Adjusted EBITDA margin %	53.5%	54.9%

Accrued capital expenditures (excluding the recognition of football broadcasting rights and mobile spectrum licenses) (3)	270.4	297.6	(9)%
Accrued capital expenditures as % of revenue (excluding the recognition of football broadcasting rights and mobile spectrum licenses)	21.0%	23.4%

Operating Free Cash Flow (4)	418.3	400.4	4%

Net cash from operating activities	511.3	571.7	(11)%
Net cash used in investing activities	(255.0)	(255.4)	—%
Net cash used in financing activities	(243.4)	(346.3)	(30)%
Adjusted Free Cash Flow (5)	202.5	263.9	(23)%

OPERATIONAL HIGHLIGHTS (Total Services)

Video	1,785,900	1,835,600	(3)%
Basic video (6)	90,300	139,900	(35)%
Enhanced video (7)	1,695,600	1,695,700	—%
Broadband internet (8)	1,712,100	1,676,500	2%
Fixed-line telephony (9)	1,141,700	1,195,400	(4)%
Mobile telephony (10)	2,956,900	2,928,400	1%
Postpaid	2,607,300	2,527,500	3%
Prepaid	349,600	400,900	(13)%

FMC customers	685,900	598,900	15%
Services per customer relationship (11)	2.28	2.29	—%
ARPU per customer relationship (€ / month) (11) (12)	59.3	58.4	2%

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Commenting on the results, John Porter, Telenet’s Chief Executive Officer, stated:

"Only just two weeks ago, a major part of Wallonia and the province of Limburg were severely hit by floods because of unseen persistent rain showers over a couple of days. Our thoughts are with all individuals and families touched by these extreme weather conditions. I'm grateful to see the relentless engagement and commitment of our employees who go the extra mile to provide help and support in these times of unprecedented crisis, amongst other by repairing our damaged mobile infrastructure as quickly as possible and providing free data to our BASE customers so people can stay connected to their loved ones. We’re also wholeheartedly supporting the Red Cross campaign. In these difficult times, it is clear that the best of Belgium comes out: I’m truly impressed by the solidarity and efforts of countless other companies and organizations around the country.
These recent developments once again underline the huge impact of climate change on society and the importance of integrating a well developed ESG (Environment, Social & Governance) framework in the overall strategy of our Company. That’s exactly the reason why we have introduced a new 2021-2025 sustainability strategy at the end of June, which is fully aligned with the Telenet business priorities and reflects our purpose and brand promise to provide technology for human progress to consumers, businesses and society. To reach this goal, we have identified three main focus areas and related long-term targets as highlighted in our 2020 Sustainability Report, which you can find on our corporate website: (i) drive progress by digitally accelerating 150,000 people and businesses by 2030, (ii) stimulate empowerment by being internally and externally recognized as an inclusive and purpose driven organization and (iii) take environmental responsibility by adopting a Net Zero target in terms of CO2 emissions and embracing more advanced circular economy practices by 2030.
Looking back at the second quarter, I'm very pleased to see we managed to maintain the operational momentum in nearly all segments. The launch of our new "ONE(UP)" fixed-mobile converged propositions in April has been very successful and resulted in 25,400 FMC net adds in the second quarter, marking a clear acceleration compared to the previous quarter and bringing the total FMC customer base to 685,900. In addition, also broadband, mobile postpaid and enhanced TV performed well with 6,000, 18,400 and 7,100 net additions respectively. The latter was also driven by the analog switch-off program, which is now back again at full speed. In the B2B space, we were also able to further grow the customer base of our ICT integrator business and attracted new large enterprise customers. Despite continued competitive intensity, churn levels remained under control with 7.1% annualized churn for broadband and 8.8% for basic cable TV, still lower than pre-COVID-19 levels. Our annualized fixed-line telephony churn increased to 10.4% as customers under our new "ONE" FMC propositions need to opt-in for their fixed-line voice connection. As customers pay the same bundle price, irrespective of whether the fixed-line voice solution is activated or not, this does not impact our overall revenue.
Thanks to the solid operational performance, our financial metrics also trended in a positive way in the second quarter. Our Q2 2021 top line grew nearly 4% year-on-year on both a reported and rebased basis, driven by increases in both our total subscription revenue and a strong rebound in our advertising and production revenue from last year's trough following the global COVID-19 pandemic. The robust top line performance also resulted in a solid rebased Adjusted EBITDA result despite higher operating expenses because of the tough comps with the same period of last year. Based on these solid results, we can confirm again being on track to achieve our full year 2021 guidance as further detailed below.
We also continued to execute against our shareholder remuneration strategy. In December 2020, we returned a gross intermediate dividend of €1.3750 per share (€150.0 million in aggregate), representing half of the dividend floor of €2.75 per share (gross). The payment of the remaining gross dividend of €1.3750 per share was paid in early May. Including the payment of this dividend, the total gross dividend paid equaled €2.75 per share, or €300.2 million in aggregate, up 47% versus the dividend per share paid over the FY 2019 Adjusted Free Cash Flow.
From an M&A perspective, we recently announced a new 50/50 joint venture with fintech company Isabel Group, acquiring Doccle which is the largest digital administration platform in Belgium1. This acquisition and subsequent sale of part of the shares to Isabel is fully in line with our ambition to focus maximally on digitizing the overall customer experience. In the next few years, Telenet and Isabel Group want to invest an additional €5 million to turn Doccle into the platform of the future. On the network front, the discussions with Fluvius on the network of the future within our joint footprints are continuing and progressing constructively. This should further underpin our leading network position in the market and drive long-term sustainable shareholder value."

1 Pending regulatory approval from the relevant competition authorities

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Commenting on the results, Erik Van den Enden, Telenet’s Chief Financial Officer, stated:

"Telenet can once more look back at a resilient quarter in terms of our financial performance in addition to further building onto the solid operational momentum John referred to earlier. I'm particularly pleased that we managed to turn the tide when it comes to our top line performance in the second quarter. In Q2 2021, we posted nearly 4% revenue growth on a reported and rebased basis, respectively, to €642 million bringing our six-month revenue to €1,288 million, which was up more than 1% compared to H1 last year. Revenue growth in the quarter was predominantly driven by a strong expected rebound of our other revenue of 15% year-on-year on a rebased basis, which was adversely impacted last year following the global COVID-19 pandemic. Excluding our other revenue, our rebased revenue in Q2 2021 increased over 1% compared to Q2 2020 driven by higher subscription revenue and B2B revenue, up 1% and 7%, respectively on a rebased basis. As our (other) revenue started to sequentially improve as of Q3 last year once the tight lock-down was lifted, we expect our revenue growth trend to decelerate in the second half versus the first six months of the year, yet this is fully embedded in our FY 2021 outlook.
During the first six months of the year, we generated Adjusted EBITDA of €689 million, representing a 1% year-on-year decrease. This mainly reflected changes to the IFRS accounting treatment of certain content-related costs for our premium entertainment packages and the Belgian football broadcasting rights because of changes related to the underlying contracts as of Q3 2020. On a rebased basis, our H1 2021 Adjusted EBITDA increased almost 3% year-on-year driven by (i) an 8% decline in our direct costs, which partially offset higher staff-related expenses and higher network operating expenses and (ii) healthy organic top line growth of more than 1% over the period. On a rebased basis, we succeeded in expanding our H1 2021 Adjusted EBITDA margin by 80 basis points versus the same period of last year. In Q2 2021, our Adjusted EBITDA reached €355 million, marking year-on-year increases of nearly 1% and 2%, respectively, on a reported and rebased basis. In line with our FY 2021 outlook, we anticipated a lower trend in our Adjusted EBITDA in the second quarter versus the first quarter of the year as Q2 2020 reflected significantly lower programming costs, due to the accelerated write-down of broadcasting rights in Q1 2020 as a result of the global COVID-19 pandemic, as well as much lower sales and marketing expenses in Q2 2020.
Turning to Operating Free Cash Flow, which is one of our key financial metrics and which has been our north star for the 2018-2021 financial plan, we delivered a strong performance with Operating Free Cash Flow up 4% year-on-year in H1 2021 to €418 million (Q2 2021: €216 million, -5% year-on-year). This reflected substantially lower investments in the period compared to last year as well as the aforementioned Adjusted EBITDA performance. On a rebased basis and excluding the recognition of both football broadcasting rights and mobile spectrum licenses, as well as the impact of certain lease-related capital additions on our accrued capital expenditures, our H1 2021 Operating Free Cash Flow increased nearly 4% year-on-year.
Finally, our Adjusted Free Cash Flow reached €203 million for the first six months of 2021, marking a 23% decrease versus the prior year period. This was driven by a different phasing in the annual settlement of our cash taxes, which was paid in the second quarter this year versus only the third quarter of last year. Our Adjusted Free Cash Flow for the six months ended June 30, 2021 also included a modest €3 million contraction in our vendor financing program whereas last year in H1 our Adjusted EBITDA included a benefit of nearly €11 million. Excluding these movements, our underlying Adjusted Free Cash Flow performance would have been marginally better. The aforementioned phasing of our cash tax payment also drove a strong 57% decline in our Adjusted Free Cash Flow in Q2 2021 to €79 million. On top, our Q2 2021 Adjusted Free Cash Flow included a €42 million lower contribution from our vendor financing program due to phasing.
Having delivered a solid financial performance in the first half, we are on track to deliver against our FY 2021 objectives as presented in February 2021. In line with our FY 2021 outlook and as highlighted above, we anticipate a lower revenue and Adjusted EBITDA growth rate in H2 as opposed to H1, partly reflecting a tougher comparison base as well as an overall pickup in our commercial activity compared to last year. Despite an anticipated reversal in our Operating Free Cash Flow in the second half, which includes certain selective network-related investments as announced in February this year, we expect a stronger Adjusted Free Cash Flow performance in H2 given the aforementioned phasing in our cash tax payment. As such, our dividend floor of €2.75 per share (gross), representing in aggregate around €300 million per annum, remains well covered by the organic Adjusted Free Cash Flow we generate. Our net total leverage, which includes lease-related liabilities and our vendor financing-related short-term liabilities, has been trending stable around 4x for a couple of quarters now including the aforementioned dividend payments. Relative to our leverage framework, as further defined under 2.8, we continue to have ample capacity for value-accretive M&A to drive future shareholder value."

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1    Operational highlights

IMPORTANT REPORTING CHANGES:
Inclusion of Small and Medium Sized ("SME") and Large Enterprise ("LE") business customers: As of Q2 2021, our postpaid and total mobile subscriber counts include our SME and LE business customers, which were previously not recorded in our SIM count. We have represented our consolidated subscriber counts as presented below and under 4. Consolidated interim operating statistics as of Q1 2020 in order to allow both investors and analysts to assess our operational performance on a like-for-like basis. Consequently, we have added 130,100, 132,600, 140,500, 146,100, 156,600 and 158,900 mobile postpaid subscribers to our subscriber count for the quarterly periods from Q1 2020 up to Q2 2021. As a result of the aforementioned change, the subscription and usage-related revenue generated by our SME and LE business customers is now being reported under our mobile telephony revenue (as opposed to business services revenue previously), while the interconnect revenue is now being recognized under other revenue (as opposed to business services revenue previously). We provide rebased year-on-year changes in order to allow both investors and analysts to assess our financial performance on a like-for-like basis and represented our Q1 2021 revenue accordingly.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY
At June 30, 2021, we served 2,037,300 unique customer relationships, which represented approximately 60% of the 3,388,900 homes passed by our leading hybrid fiber coaxial ("HFC") network across our Flemish and Brussels footprint. Our cable network consists of a dense fiber backbone with local loop coaxial cable connections and spectrum of up to 1.2 GHz. Through both EuroDocsis 3.0 and 3.1 technologies, we offer data download speeds of up to 1 gigabit per second ("Gbps") across our entire footprint, reaffirming our leading market position as the fastest internet service provider.

At June 30, 2021, we provided 4,639,700 fixed services ("RGUs") consisting of 1,785,900 video, 1,712,100 broadband internet and 1,141,700 fixed-line telephony subscriptions. Within our video mix, approximately 95% of our video subscribers have upgraded to the higher ARPU enhanced video platform at June 30, 2021, leaving just 90,300 analog TV subscribers who will largely be converted to digital by the end of this year as part of our "Signal Switch" campaign. Enhanced video subscribers enjoy an enriched TV experience with unrestricted access to a wider range of digital, HD and pay television sports, series and movies channels, a vast library of domestic and international video-on-demand ("VOD") content and our over-the-top ("OTT") platform "Telenet TV" and "Yelo". At June 30, 2021, we also served 2,956,900 mobile subscribers, of which approximately 88% are subscribed to one of our attractive mobile or fixed mobile converged ("FMC") rate plans. As of Q2 2021, our mobile subscriber count also includes our SME and LE business customers as mentioned above.

We reached a bundling rate of 2.28 fixed RGUs per unique customer relationship at the end of Q2 2021, which was broadly stable compared to the prior year period. Approximately 33% of our cable customers subscribed to a quadruple-play bundle at June 30, 2021 (excluding mobile subscriptions under the BASE brand), a modest 1 percentage point increase compared to last year, which underlines the continued appetite of consumers and businesses for our multiple-play value propositions. Our FMC customer base, which represents the sum of our "WIGO", "YUGO" and "KLIK" propositions, in addition to our recently added "ONE" and "ONE UP" bundles, reached 685,900 subscribers, up 15% year-on-year. In Q2 2021, we added 25,400 net new FMC subscribers, which represented a significant acceleration compared to the 18,700 net subscriber additions in the previous quarter driven by the successful launch of our new "ONE" FMC propositions.

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ARPU PER CUSTOMER RELATIONSHIP
The ARPU per customer relationship, which excludes our mobile telephony revenue and certain other types of revenue, is one of our core operating statistics as we seek to obtain a larger share of our customers' telecommunication and entertainment spending. For the six months ended June 30, 2021, the monthly ARPU per customer relationship reached €59.3, representing a 2% increase compared to the prior year period. Growth in the ARPU per customer relationship was underpinned by (i) a greater share of higher-tier broadband subscribers in our mix, (ii) the favorable impact of the October 2020 price adjustment, (iii) a higher proportion of multiple-play subscribers and (iv) a relatively lower proportion of bundle discounts (including fixed-term promotions). These factors were only partly offset by a greater proportion of revenue being allocated to mobile telephony from our recently launched "ONE" FMC bundles compared to our legacy bundles as further detailed under 2. 1 Revenue.

In Q2 2021, the ARPU per customer relationship was €58.8, which was broadly stable compared to €58.4 in Q2 last year. The Q2 2021 ARPU per customer relationship decreased 2% on a sequential basis following the successful launch of the new "ONE" FMC bundles for which a greater proportion of revenue is allocated to mobile telephony as compared to our legacy "WIGO" and "YUGO" bundles. As discussed in 2.1 Revenue, this adversely impacts our cable subscription revenue, yet is fully compensated by higher mobile telephony subscription revenue and therefore does not impact our total revenue. Comme indiqué dans la section 2.1 Produits, cela a un impact négatif sur nos revenus d'abonnement au câble, mais est entièrement compensé par des revenus d'abonnement à la téléphonie mobile plus élevés et n'a donc pas d'impact sur nos revenus totaux.

1.2    Broadband internet

At June 30, 2021, we served 1,712,100 broadband internet subscribers. The positive evolution in our net broadband subscriber growth further continued in Q2 2021, attracting 6,000 net new subscribers. The continued growth of our broadband customer base reflects the impact of the COVID-19 pandemic, which is still driving customer demand for reliable high-speed connectivity solutions. Given the demonstrated capabilities of our 1 Gbps HFC network across our entire footprint, we're well positioned for the future. Annualized churn increased 70 basis points year-on-year from 6.4% in Q2 2020, during which there was a full lockdown due to the COVID-19 pandemic which favorably impacted our churn levels, to 7.1% in Q2 2021, yet improved 90 basis points compared to Q1 2021.

In Q2 2021, we distributed another 40,000 WiFi-boosters in order to maximize the in-home connectivity customer experience. This brings the total installed base to 888,000 customers who are equipped with our in-home plug-and-play connectivity solution, up 38% compared to Q2 2020. There was a slowdown in the distribution of WiFi boosters in the quarter as compared to preceding quarters because of the current chip shortage in the global semiconductor market following the COVID-19 pandemic. Approximately 52% of our broadband customer base at June 30, 2021 opted for the aforementioned in-home connectivity solution as compared to approximately 38% a year ago. Since the launch of our new "ONE" FMC bundles at the end of April this year, we now include 1 gigabit per second download speeds by default in the high-end "ONE UP" bundle propositions. This further drove the weighted average data download speed across our broadband subscriber base to 225 Mbps at June 30, 2021, up from 206 Mbps in Q2 last year.

1.3    Fixed-line telephony

At June 30, 2021, we served 1,141,700 fixed-line telephony subscribers, representing a 4% decrease compared to the same period of last year. Relative to March 31, 2021, our fixed-line telephony subscriber base contracted by 19,300 RGUs on a net organic basis in Q2 2021. In addition to the generally declining fixed-line telephony market, our recently launched "ONE" FMC bundles accelerated this downward trend as fixed-line telephony is no longer activated by default in the new "ONE" package, but needs a customer opt-in. As customers pay the same bundle price, irrespective of whether the fixed-line voice solution is activated or not, this does not impact our overall revenue. Annualized churn for our fixed-line telephony service therefore reached 10.4% in Q2 2021 and increased compared to the same period of last year during which a full lockdown was still in place.

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1.4    Mobile telephony

Our mobile telephony subscriber base, which excludes subscribers under our commercial wholesale partnerships, totaled 2,956,900 subscribers at the end of Q2 2021, including 2,607,300 postpaid subscribers. The remaining 349,600 mobile subscribers are prepaid subscribers under the BASE brand. As mentioned under 1. Operational highlights, our mobile subscriber counts for all periods as of Q1 2020 have been restated to include our SME and LE business customers. The growth of our mobile postpaid subscriber base accelerated again in Q2 2021 compared to the previous quarter to 18,400 net organic SIMs driven by a higher level of cross-selling through our new "ONE" FMC bundles and a solid performance of the new Telenet Business mobile rate plans. Our prepaid subscriber base decreased by 7,000 SIMs in Q2 2021, a material improvement compared to the previous quarter as we observed significantly lower churn in the quarter.

1.5    Video

TOTAL VIDEO
At June 30, 2021, our total basic and enhanced video customer base reached 1,785,900 RGUs This represented a net organic loss of 13,100 video subscribers during Q2 2021. This net loss excludes migrations to our enhanced video service and represents customers churning to competitors’ platforms, such as other digital television, OTT and satellite providers, or customers terminating their video service or moving out of our service footprint. Within the mix of video subscribers, the proportion of analog basic TV subscribers continued to contract, reaching 90,300 at June 30, 2021. In October 2019, we launched our "Signal Switch" campaign in order to prepare for the switch-off of both the analog radio and video signals by the end of this year. This will free up capacity on the network for the ever-increasing digital traffic. After a temporary pause of this project related to COVID-19, it has been relaunched in the course of Q1 2021, driving an increased level of upsell of our enhanced video platform as further mentioned below.

ENHANCED VIDEO
At June 30, 2021, 1,695,600 of our video customers had upgraded to our higher ARPU enhanced video services, enabling them to enjoy an enriched TV experience, including free and unrestricted access to our OTT video apps "Telenet TV" and “Yelo”, through which they can enjoy a unique content experience on multiple connected devices in the home and out-of-home. This features our latest digital TV platform, including our next-generation cloud-based set-top box with voice recognition capabilities, which we launched at the end of April 2019. The Telenet TV app is also available on Apple TV and Android TV since mid-December 2020. Through this media box, customers can transfer their familiar television experience to a second television screen anywhere in the European Union and without an additional decoder. Our enhanced video customer base in Q2 2021 increased by 7,100 net RGUs, marking a significant improvement compared to preceding quarters. The increased net subscriber uptake was driven by both the continued roll-out of our "Signal Switch" project and a solid video attach rate to the new "ONE" FMC bundles, demonstrating limited cord cutting in our footprint.

Mid-September 2020, we launched "Streamz": A unique streaming service of DPG Media and Telenet, in which we hold a 50% share. Consequently, neither the operational nor the financial results of the joint venture itself are consolidated into our accounts. However, as we offer both "Streamz" and "Streamz+" directly to customers through our digital TV platform, we will continue to include the number of premium entertainment customers to whom we directly serve. The revenue generated by these direct premium entertainment subscribers is unaffected and remains within our video subscription revenue, while the content-related costs are accounted for as direct costs (programming-related expenses) and hence impacting our Adjusted EBITDA. We refer to 2. Financial Highlights for additional information.

Following the launch of the "Streamz" streaming service, we introduced a new "Streamz+" product and rebranded the former "Play" product into "Streamz" alongside "Play More", which continues to exist. We believe our joint OTT platform is uniquely positioned, combining the best locally produced series of all local broadcasters VTM, Play and VRT, supplemented with must-see international content from HBO, in addition to an extensive kids zone, films and documentaries. Streamz is available to everyone through the Streamz app, online at Streamz.be and for Telenet customers through our digital TV platforms. In addition, we continue to have a leading market position as far as sports is concerned. "Play Sports" continues to broadcast both

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domestic and international football competitions, such as the English Premier League exclusively, and via the Eleven Sports channels: the Belgian Jupiler Pro League, La Liga, Serie A and Bundesliga 1. We recently extended the rights to the Premier League for another three seasons until the 2024 – 2025 season. Other sports, such as cyclo-cross, basketball, hockey, tennis, golf and motor sports, are also included in our broad sports offering. During the first quarter of 2021, we launched "Play Sports Open", a new linear channel in our basic TV offering. Play Sports Open offers all Telenet TV customers a selection of matches from different competitions, including Premier League, Europa League, Eredivisie, ATP and WTA Tennis, Belgian Hockey and Basketball, Cyclo-cross, Formula 1 and MXGP. This channel also includes both proprietary and acquired programs and documentaries.

Furthermore, as we are evolving to offer all relevant premium entertainment to our customers, we have started to integrate other main subscription VOD services (including amongst others Netflix and Amazon Prime) to our customers through their set-top box environment and we intend to continue to expand with other relevant VOD services in the future. Consequently, we are well positioned as a leading player in the premium entertainment segment within our footprint. This is also underpinned when looking at the penetration of the premium entertainment services we offer as a percentage of our total enhanced video subscriber base, which is one of the key performance metrics we track. Our total premium entertainment subscriber base, including "Streamz", "Streamz+", "Play More" and "Play Sports" equaled approximately 36% of our total enhanced TV customer base1 at the end of Q2 2021, which was broadly stable compared to the same quarter of last year and modestly down relative to March 31, 2021 as a result of seasonal patterns in our "Play Sports" offering due to the conclusion of both the national and international football championships.

1 Including 405,500 direct subscriptions to our premium entertainment packages "Streamz", "Streamz+" and "Play More" and 212,500 "Play Sports" customers at June 30, 2021.

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2    Financial highlights

IMPORTANT REPORTING CHANGES:

Rebased growth: For purposes of calculating rebased growth rates on a comparable basis, we have adjusted our historical revenue and Adjusted EBITDA to reflect the impact of the following transactions, to the same extent revenue and Adjusted EBITDA related to these transactions is included in our current results: (i) exclude the revenue and Adjusted EBITDA of our former Luxembourg cable subsidiary Coditel S.à r.l. (deconsolidated as of April 1, 2020), (ii) reflect changes related to the IFRS accounting outcome of certain content rights agreements entered into during the third quarter of 2020 and (iii) reflect changes related to subscription and usage-related revenue and interconnect revenue generated by our Small & Medium Sized ("SME") and Large Enterprise ("LE") business customers as of Q1 2021 out of business services revenue into mobile telephony and other revenue, respectively. See Definitions for more disclosures. For more information regarding the variance between our reported and rebased financial results, we refer to the Appendix in this press release.

Accounting framework Streamz joint venture and Belgian football broadcasting rights: Mid-September 2020, we launched "Streamz": A unique streaming service of DPG Media and Telenet, in which we have a 50% shareholding. Consequently, neither the operational nor the financial results of the joint venture itself are consolidated into our accounts. However, as we offer both "Streamz" and "Streamz+" directly to customers through our digital TV platform, we will continue to include the number of premium entertainment customers to whom we directly serve. The revenue generated by these direct premium entertainment subscribers is unaffected and remains within our video subscription revenue, while the content-related costs are accounted for as direct costs (programming-related expenses) and hence impacting our Adjusted EBITDA. In August 2020, we signed a five-year agreement with Eleven Sports for the broadcasting of the Belgian football league. Unlike the previous contract, the cost of the new Belgian football contract will be accounted for as a direct cost (programming-related expenses) and hence impacting our Adjusted EBITDA. Both changes have started to impact our (operating) expenses and Adjusted EBITDA as of the third quarter of 2020. We provide rebased year-on-year changes in order to allow both investors and analysts to assess our financial performance on a like-for-like basis. For more information regarding the variance between our reported and rebased financial results, we refer to the Appendix in this press release.

Revenue allocation from Telenet's Small and Medium Sized ("SME") and Large Enterprise ("LE") business customers: As of Q2 2021, our postpaid and total mobile subscriber count includes our SME and LE business customers, which were previously not recorded in our SIM count. See 1. Operational highlights for additional information. As a result of the aforementioned change, the subscription and usage-related revenue generated by our SME and LE business customers is now being reported under our mobile telephony revenue (as opposed to business services revenue previously), while the interconnect revenue is now being recognized under other revenue (as opposed to business services revenue previously). We provide rebased year-on-year changes in order to allow both investors and analysts to assess our financial performance on a like-for-like basis and represented our Q1 2021 revenue accordingly.

2.1    Revenue

We generated revenue of €1,288.3 million for the six months ended June 30 2021, which represented an increase of over 1% (+1.3%) versus €1,272.2 million of revenue we generated in H1 last year. As mentioned above, last year's first quarter revenue still included the contribution of our Luxembourg cable subsidiary Coditel S.à r.l., which has been merged into Eltrona on April 1, 2020 and in which we hold a 50% minus 1 share shareholding. As such, we no longer consolidate its results as of Q2 2020. Also important to note for comparison basis is that (i) our H1 2020 top line performance reflected the adverse impact of the global COVID-19 pandemic on our business with a more outspoken impact in Q2 2020 especially given the strong decline in our advertising and production revenue as recorded under other revenue and (ii) the reclassification of subscription, usage-related and interconnect revenue generated by our SME and LE business customers as further detailed above.

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Excluding the impact of the aforementioned Luxembourg cable divestment, our rebased H1 2021 revenue grew more than 1% (+1.4%) compared to the same period of last year. Relative to H1 2020, our other revenue increased just over 1% in the first half of the year as a strong 30% year-on-year rebound in our advertising and production revenue was almost fully offset by a 19% decline in our interconnect revenue as Q1 2020 was only impacted in a limited way by the global COVID-19 pandemic. Our rebased total subscription revenue, which includes both our cable and mobile subscription revenue, grew 1% year-on-year for the six months ended June 30, 2021 and continues to represent a solid source of cash flow for our business. This positive trend was driven by solid growth in our cable subscription revenue driven by (i) continued momentum for our FMC bundles in both the residential and the business segments, (ii) the uptiering of broadband customers to higher speed bundles and (iii) the benefit of the October 2020 rate adjustment. As a result of changes to the allocation of revenue from our new "ONE FMC bundles compared to our former "WIGO" and "YUGO" FMC bundles, mobile telephony revenue increased by €0.9 million, during H1 2021, with a corresponding decrease in cable subscription revenue. Finally, our B2B business continued to perform well with rebased revenue up 7% for the first six months of the year compared to the prior year period.

In Q2 2021, we returned back to positive top line growth as our operations yielded €642.4 million of revenue. This represented a 4% (+3.7%) increase both on a reported and rebased basis versus Q2 2020 which was the most impacted by the mandatory lock-down following the global COVID-19 pandemic last year and especially impacting our other revenue at the time, including our advertising and production revenue. The significant improvement of our top line performance in the quarter was mainly driven by a strong rebound of our other revenue of 15% year-on-year on a rebased basis. Excluding our other revenue, our rebased revenue in Q2 2021 increased over 1% compared to Q2 2020 driven by higher subscription revenue and B2B revenue, up 1% and 7%, respectively on a rebased basis. As we launched our new "ONE" FMC bundles in April 2021, we also changed the revenue allocation mechanisms within the new bundles as mentioned above. As our (other) revenue started to sequentially improve as of Q3 last year once the tight lock-down was lifted, we expect our revenue growth trend to decelerate in the second half versus the first six months of the year, yet this is fully embedded in our FY 2021 outlook.

VIDEO
Our video revenue represents the monthly fee paid by our video subscribers for the channels they receive in the basic tier and the revenue generated by our enhanced video subscribers which primarily includes (i) recurring set-top box rental fees, (ii) fees for supplemental premium content offerings, including our subscription VOD packages “Streamz”, "Streamz+" “Play More” and “Play Sports” and (iii) transactional and broadcasting-on-demand services. Our video revenue for the six months ended June 30, 2021 amounted to €278.8 million (Q2 2021: €136.1 million), representing a 2% decrease compared to H1 2020 on a reported basis. On a rebased basis, which excludes the inorganic impact from the sale of our Luxembourg cable business in April 2020, our video revenue was down 1%. This reflected (i) a lower average number of video RGUs, (ii) the adverse impact of the COVID-19 pandemic on our transactional video-on-demand revenue caused by certain delays in the release of new blockbuster movies and series and (iii) the decline in revenue allocation because of the new "ONE" FMC bundles as described above and (iv) the benefit from the October 2020 price adjustment.

BROADBAND INTERNET
The revenue generated by our residential and small business broadband internet RGUs totaled €337.8 million for the six months ended June 30, 2021 (Q2 2021: €169.4 million), up over 4% compared to last year's first half, both on a reported and rebased basis. This robust year-on-year performance reflected (i) the benefit from the October 2020 price adjustment, (ii) the continued uptiering of our broadband internet customer base and (iii) the successful launch of our new "ONE" FMC propositions. This was partly offset by the aforementioned change in revenue allocation from the new "ONE" FMC bundles.

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FIXED-LINE TELEPHONY
Our fixed-line telephony revenue includes recurring subscription-based revenue from our fixed-line telephony subscribers and variable usage-related revenue, but excludes the interconnect revenue generated by these customers, which is reported under other revenue. For the six months ended June 30, 2021, our fixed-line telephony revenue fell 4% year-on-year on both a reported and rebased basis to €109.3 million (Q2 2021: €54.0 million). This mainly reflected lower average RGUs over the period and the aforementioned change in revenue allocation from the new "ONE" FMC bundles, which more than offset the favorable impact of the October 2020 price adjustment and higher usage related to COVID-19.

MOBILE TELEPHONY
Our mobile telephony revenue represents the subscription-based revenue generated by our direct mobile telephony subscribers and out-of-bundle revenue, but excludes (i) the interconnect revenue generated by these customers, (ii) the revenue earned from handset sales and (iii) revenue recognized under our "Choose Your Device" programs, which are all recorded in other revenue. Our mobile telephony revenue also includes the subscription and usage-related revenue generated by our SME and LE business customers as mentioned above. In H1 2021, we generated mobile telephony revenue of €238.0 million (Q2 2021: €120.3 million), representing a year-on-year increase of almost 7% on a reported basis mainly as a result of the inclusion of the subscription and usage-related revenue generated by our SME and LE business customers which was recorded under business service in Q2 last year. On a rebased basis, our mobile telephony revenue was up 1% for the first six months of the year. The increase was mainly attributable to higher mobile usage driven by COVID-19 lockdown restrictions in the 2020 period and the positive impact on mobile revenue from the aforementioned ONE FMC allocation change.

BUSINESS SERVICES
The revenue reported under business services relates to (i) the revenue generated on non-coax products, including fiber and leased DSL lines, (ii) our carrier business and (iii) value-added services such as network hosting and managed data security. Revenue generated by our business customers on all coax-related products, such as our flagship "KLIK" bundle, is allocated to our cable subscription revenue lines and is not captured within Telenet Business, our business services division. Our business services revenue no longer includes the subscription, usage-related and interconnect revenue generated by our SME and LE business customers as mentioned above, now reflected under mobile telephony and other revenue, respectively.

Telenet Business generated revenue of €90.3 million for the six months ended June 30, 2021 (Q2 2021: €44.9 million), representing an 8% year-on-year decline on a reported basis as a result of the aforementioned change in the way we report the subscription and usage-related revenue generated by our SME and LE business customers. On a rebased basis, our B2B revenue for the first half of the year was up 7% year-on-year. The increase was mainly driven by the expansion of our ICT integrator and large enterprises customer base and higher voice, video, data, security and equipment revenue.

OTHER
Other revenue primarily includes (i) interconnect revenue from both our fixed-line and mobile telephony customers, including our SME and LE business customers as mentioned above (ii) advertising and production revenue from our wholly-owned media subsidiary De Vijver Media NV, (iii) mobile handset sales, including the revenue earned under our "Choose Your Device" programs, (iv) wholesale revenue generated through both our commercial and regulated wholesale businesses, (v) product activation and installation fees and (vi) set-top box sales revenue. Our other revenue reached €234.1 million for the six months ended June 30, 2021, a modest year-on-year increase of 2% and 1% on a reported and rebased basis, respectively, as a strong 30% year-on-year rebound in our advertising and production revenue was almost fully offset by a 19% decline in our interconnect revenue as Q1 2020 was only impacted in a limited way by the global COVID-19 pandemic. In Q2 2021, our other revenue increased 16% and 15% year-on-year on a reported and rebased basis, respectively, to €117.7 million, again driven by a robust 72% increase of our advertising and production revenue compared to Q2 2020.

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2.2    Expenses

For the six months ended June 30, 2021, we incurred total expenses of €975.8 million, representing a 1% increase compared to the prior year period. Our total expenses for the first half of 2020 included (i) a full quarter contribution from our Luxembourg cable business prior to the divestment to Eltrona as of April 1, 2020 as well as (ii) a €18.5 million goodwill impairment charge on De Vijver Media following the re-assessment of their strategic long-range plan in Q2 2020, reflecting the impact of the COVID-19 pandemic on its financial profile. Total expenses represented approximately 76% of revenue in H1 2021 (H1 2020: approximately 76%). Cost of services provided as a percentage of revenue represented approximately 49% for H1 2021 (H1 2020: approximately 55%), while selling, general and administrative expenses represented approximately 27% of our total revenue in H1 2021 (H1 2020: approximately 21%).

Our operating expenses, which include our (i) network operating expenses, (ii) direct costs, (iii) staff-related expenses, (iv) sales and marketing expenses, (v) outsourced labor and professional services and (vi) other indirect expenses, increased just over 4% on a reported basis for the six months ended June 30, 2021 and reflected changes to the IFRS accounting treatment of certain content-related costs for our premium entertainment packages and the Belgian football broadcasting rights because of changes related to the underlying contracts (see 2 Financial highlights for additional information). On a rebased basis, our H1 2021 operating expenses remained broadly stable compared to the prior year period. This was predominantly driven by an 8% rebased decrease (€20.4 million) in our direct costs, which partially offset higher staff-related expenses and higher network operating expenses, as described further below.

In Q2 2021, our total expenses reached €483.7 million, representing a 3% increase compared to Q2 last year, which included the aforementioned €18.5 million goodwill impairment charge. As flagged in our Q1 2021 earnings release, our operating expenses in Q2 2021 showed a material year-on-year increase of 8% and 6% on a reported and rebased basis, respectively, as the prior year quarter reflected (i) substantially lower direct costs as a result of the accelerated write-down of sports-related broadcasting rights in Q1 2020, (ii) lower staff-related expenses and lower costs related to outsourced labor and professional services as a result of the strict lockdown during the first wave of the global COVID-19 pandemic in Q2 last year and (iii) lower sales and marketing expenses.

NETWORK OPERATING EXPENSES
Network operating expenses for the six months ended June 30, 2021 were €106.1 million (Q2 2021: €48.4 million), an increase of over 5% year-on-year on both a reported and rebased basis. This increase relates to a greater proportion of technical customer visits, reflecting an increase in homeworking as a result of the COVID-19 pandemic, as well as the resumption of our analog Signal Switch program as mentioned above.

DIRECT COSTS (PROGRAMMING AND COPYRIGHTS, INTERCONNECT AND OTHER)
Our direct costs include all of our direct expenses such as (i) programming and copyright costs, including, as of Q3 2020, costs related to the purchase of content for our "Streamz", "Streamz+" and "Play More" packages, as well as the costs related to the Belgian football broadcasting rights, (ii) interconnect costs and (iii) handset sales and subsidies. For the six months ended June 30, 2021, our direct costs were €250.3 million, a 3% increase compared to H1 2020, reflecting the aforementioned changes to the IFRS accounting treatment of certain content-related costs for our premium entertainment packages and the Belgian football broadcasting rights because of changes related to the underlying contracts. On a rebased basis, our direct costs for the first half of the year decreased 8% year-on-year due to significantly lower interconnect and roaming expenses, as well as lower programming costs. In Q2 2021, we incurred €121.7 million of direct costs, up 8% and 3% on a reported and rebased basis, respectively. As mentioned above, our direct costs in Q2 2020 showed materially lower programming costs as result of the accelerated write-down of sports-related broadcasting rights as a result of the global COVID-19 pandemic.

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STAFF-RELATED EXPENSES
Staff-related expenses for the six months ended June 30, 2021 were €138.1 million (Q2 2021: €66.9 million), which represented an increase of 4% compared to the prior year period on both a reported and rebased basis. This reflected (i) lower staff-related expenses in the first half of last year following the COVID-19 pandemic, (ii) a higher average headcount and (iii) the effect of the mandatory wage indexation as of early 2021.

SALES AND MARKETING EXPENSES
Our sales and marketing expenses for the six months ended June 30, 2021 were €39.3 million representing a 2% year-on-year decrease. On a rebased basis, sales and marketing expenses for the six months ended June 30, 2021 increased 2% year-on-year, reflecting a pick-up in our retail market activity as compared to last year when our sales and marketing spend was at a lower level due to the COVID-19 pandemic. This also drove the 6% and 8% increase, on a reported and rebased base respectively, in the second quarter compared to last year.

OUTSOURCED LABOR AND PROFESSIONAL SERVICES
Costs related to outsourced labor and professional services were €15.2 million in H1 2021 (Q2 2021: €8.1 million), a 6% year-on-year increase both on a reported and rebased basis, respectively, as our expenses in the first half of last year reflected the impact of the global COVID-19 pandemic with lower costs.

OTHER INDIRECT EXPENSES
Other indirect expenses reached €50.6 million for the six months ended June 30, 2021 (Q2 2021: €22.8 million), representing a 16% increase compared to the prior year period both on a reported and rebased basis, due to higher outsourced call center costs triggered by COVID-19 regulation requiring mandatory homeworking and an increase in bad debt provisions.

DEPRECIATION, AMORTIZATION AND RESTRUCTURING, INCL. IMPAIRMENT OF LONG-LIVED ASSETS AND GAIN ON DISPOSAL OF ASSETS
Depreciation and amortization, including impairment of long-lived assets, gain on disposal of assets and restructuring charges, reached €358.5 million in H1 2021 (Q2 2021: €182.6 million) compared to €386.8 million for the prior year period which included the aforementioned €18.5 million goodwill impairment charge.

2.3    Net result

FINANCE INCOME AND EXPENSES
For the six months ended June 30, 2021, net finance expense totaled €28.8 million compared to €97.8 million in H1 2020. Finance income for the six months ended June 30, 2021 increased substantially year-on-year to €152.9 million from €27.7 million in H1 last year, which included a non-cash gain on our derivatives of €152.3 million and €22.7 million in H1 2021 and 2020 respectively. Finance expense for the six months ended June 30, 2021 increased 45% to €181.7 million from €125.5 million in H1 2020. Finance expense for H1 2021 included a €87.6 million non-cash foreign exchange loss on our USD-denominated debt versus a small non-cash foreign exchange gain of €4.7 million in the comparable period last year. As detailed under 2.8 Debt profile, cash balance and net total leverage ratio, our USD-denominated debt has been hedged until the respective maturity dates, hence minimizing the impact of foreign exchange fluctuations on our cash flows. Excluding this impact, our net interest expense in H1 2021 decreased 15%, reflecting the benefit of certain refinancing transactions in the first half of 2020.

Net finance expense in Q2 2021 was €26.9 million compared to €103.6 million in the prior year period, which included a much higher non-cash loss on our derivatives of €129.2 million in Q2 last year compared to €2.9 million in the second quarter of the current year as well as a non-cash foreign exchange gain of €73.6 million in Q2 last year compared to €22.9 million in Q2 2021.

INCOME TAXES
We recorded income tax expense of €69.7 million for the six months ended June 30, 2021 (Q2 2021: €31.2 million) compared to €16.4 million in H1 2020. Last year's income tax expense was favorably impacted by the

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recognition of the innovation income tax deduction, including a one-time effect of deductions related to prior periods, whereas H1 2021 reflected a more normalized run-rate.

NET PROFIT
We realized a net profit of €211.7 million for the six months ended June 30, 2021 compared to €184.9 million in the prior year period. The 14% increase in our net profit was primarily driven by significantly lower net finance expense, as mentioned above, as well as a 3% growth in our operating profit, which more than offset higher income tax expense as mentioned above. In H1 2021, we achieved a net profit margin of 16.4% compared to 14.5% in H1 last year.

In Q2 2021, we earned €99.2 million of net profit, which more than tripled relative to the prior year period, largely reflecting the same drivers as mentioned above. This translated into a net profit margin of 15.4% in the quarter compared to 5.1% in Q2 last year.

2.4    Adjusted EBITDA

For the six months ended June 30, 2021, we achieved Adjusted EBITDA of €688.7 million, which represented a modest decline of just over 1% versus the €698.0 million we delivered in H1 2020. This was mainly driven by (i) the aforementioned changes to the IFRS accounting outcome of certain content-related costs for our premium entertainment packages and the Belgian football broadcasting rights because of changes related to the underlying contracts (see 2 Financial highlights for more information) and (ii) the divestment of our Luxembourg cable business into Eltrona as mentioned earlier. In H1 2021, we achieved an Adjusted EBITDA margin of 53.5% compared to 54.9% in H1 2020.

On a rebased basis, excluding these impacts, our Adjusted EBITDA for the six months ended June 30, 2021 increased nearly 3% (+2.9%) driven by (i) an 8% decline in our direct costs, which partially offset higher staff-related expenses and higher network operating expenses and (ii) healthy organic top line growth of more than 1% over the period. On a rebased basis, we succeeded in expanding our H1 2021 Adjusted EBITDA margin by 80 basis points versus the same period of last year.

In Q2 2021, our Adjusted EBITDA reached €354.5 million, representing a nearly 1% increase compared to last year's Adjusted EBITDA of €352.4 million, translating into a healthy margin of 55.2%. On a rebased basis, our Adjusted EBITDA was up 2%. In line with our FY 2021 outlook, we anticipated a lower trend in our Adjusted EBITDA in the second quarter versus the first quarter of the year as Q2 2020 reflected significantly lower programming costs, due to the accelerated write-down of broadcasting rights in Q1 2020 as a result of the global COVID-19 pandemic, as well as much lower sales and marketing expenses in Q2 2020.

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Exhibit 1: Reconciliation between profit for the period and Adjusted EBITDA (unaudited)

(€ in millions)	For the three months ended			For the six months ended
	June 30,			June 30,
	2021	2020	Change %	2021	2020	Change %

Profit for the period	99.2	31.7	213%	211.7	184.9	14%

Income tax expense	31.2	10.2	206%	69.7	16.4	325%
Share of the result of equity accounted investees	1.4	(0.9)	N.M.	2.3	(1.3)	N.M.
Loss (gain) on disposal of assets/liabilities related to a subsidiary or a joint venture	—	4.3	(100)%	—	4.3	(100)%
Net finance expense (income)	26.9	103.6	(74)%	28.8	97.8	(71)%
Depreciation, amortization, impairment and gain on disposal of assets	182.2	193.3	(6)%	357.6	381.8	(6)%

EBITDA	340.9	342.2	—%	670.1	683.9	(2)%

Share based compensation	8.9	6.2	44%	12.8	8.0	60%
Operating charges related to acquisitions or divestitures	4.3	0.6	617%	6.9	1.7	306%
Restructuring charges	0.4	4.0	(90)%	0.9	5.0	(82)%
Measurement period adjustments related to business acquisitions	—	(0.6)	(100)%	(2.0)	(0.6)	233%

Adjusted EBITDA	354.5	352.4	1%	688.7	698.0	(1)%
Adjusted EBITDA margin	55.2%	56.9%		53.5%	54.9%
Net profit margin	15.4%	5.1%		16.4%	14.5%

N.M. - Not Meaningful

2.5    Capital expenditures

Accrued capital expenditures for the six months ended June 30, 2021 reached €281.8 million, a decrease of 5% versus the same period of last year and equivalent to approximately 22% of revenue over the period (H1 2020: approximately 23%). Our H1 2021 accrued capital expenditures included the impacts of (i) the temporary six-month extension of both our 2G and 3G mobile spectrum licenses in March this year, awaiting the upcoming multiband spectrum auction which is due to commence either late 2021 or early 2022, (ii) the impact of the Streamz premium entertainment joint venture as discussed under 2. Financial Highlights, (iii) the divestiture of our former Luxembourg cable business (deconsolidated as of April 1, 2020), and (iv) the recognition of certain football broadcasting rights in the first half of 2021. Excluding the recognition of certain football broadcasting rights and the aforementioned mobile spectrum licenses from our accrued capital expenditures, consistent with the basis for the calculation of our Operating Free Cash Flow as discussed further below, our H1 2021 accrued capital expenditures were €270.4 million, equivalent to approximately 21% of revenue, and representing a 9% year-on-year decrease.

Capital expenditures related to customer premises equipment, which includes our spending on set-top boxes, modems and WiFi powerlines represented €51.4 million for the six months ended June 30, 2021 (Q2 2021: €26.7 million) and was down 2% compared to the same period last year. Capital expenditures related to customer premises equipment for the six months ended June 30, 2021 represented approximately 19% of our total accrued capital expenditures (excluding the recognition of certain football broadcasting rights and the aforementioned mobile spectrum licenses).

Accrued capital expenditures for network growth and upgrades amounted to €31.3 million in H1 2021 (Q2 2021: €17.5 million), marking a 19% decrease compared to the prior year period and predominantly reflected the completion of both our fixed and mobile network infrastructure improvement programs as well as, to a lesser extent, the impact of COVID-19 on our field operations. For the six months ended June 30, 2021, network-related capital expenditures represented approximately 12% of total accrued capital expenditures (excluding the recognition of certain football broadcasting rights and the aforementioned mobile spectrum licenses).

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Capital expenditures for products and services, which reflects our investments in product development and the upgrade of our IT platforms and systems, amongst others, totaled €85.2 million in H1 2021 (Q2 2021: €36.6 million). This represented a strong 13% year-on-year increase, reflecting higher spending on our IT upgrade program. Capital expenditures for products and services represented approximately 32% of total accrued capital expenditures for the six months ended June 30, 2021 (excluding the recognition of certain football broadcasting rights and the aforementioned mobile spectrum licenses).

The remainder of our accrued capital expenditures includes (i) refurbishments and replacements of network equipment, (ii) sports and programming acquisition costs, including certain content acquired by De Vijver Media, (iii) certain recurring investments in our IT platform and systems and (iv) lease-related capital additions. These reached €113.9 million for the six months ended June 30, 2021 (Q2 2021: €57.9 million), representing a 13% decrease compared to the same period last year.

The above implies that approximately 63% of our accrued capital expenditures for the six months ended June 30, 2021 (excluding the recognition of certain football broadcasting rights and the aforementioned mobile spectrum licenses) were scalable and subscriber growth related. We continue to closely monitor our capital expenditures in order to drive incremental returns.

In Q2 2021, our accrued capital expenditures totaled €138.7 million, marking an 11% increase compared to Q2 last year when our investment levels were impacted by the COVID-19 pandemic. As a percentage of revenue, our accrued capital expenditures in Q2 2021 represented approximately 22% as compared to approximately 20% in the prior year period. Approximately 59% of our accrued capital expenditure in the quarter were scalable and subscriber growth related.

Exhibit 2: Reconciliation between accrued capital expenditures and cash capital expenditures (unaudited)

(€ in millions)	For the three months ended			For the six months ended
	June 30,			June 30,
	2021	2020	Change %	2021	2020	Change %

Accrued capital expenditures	138.7	124.9	11%	281.8	297.6	(5)%

Assets acquired under capital-related vendor financing arrangements	(18.1)	(19.3)	(6)%	(29.9)	(49.1)	(39)%
Assets acquired under lease agreements	(13.7)	(12.2)	12%	(18.9)	(39.3)	(52)%
Changes in current liabilities related to capital expenditures	13.2	21.3	(38)%	6.5	23.0	(72)%

Cash capital expenditures	120.1	114.7	5%	239.5	232.2	3%

2.6    Operating Free Cash Flow

We yielded an Operating Free Cash Flow of €418.3 million for the six months ended June 30, 2021 compared to €400.4 million in H1 2020. The robust 4% year-on-year increase was mainly driven by significantly lower accrued capital expenditures versus the first half of last year. On a rebased basis and excluding the recognition of both football broadcasting rights and mobile spectrum licenses, as well as the impact of certain lease-related capital additions on our accrued capital expenditures, consistent with the basis of our 2018-2021 Operating Free Cash Flow CAGR guidance, our Operating Free Cash Flow for the six months ended June 30, 2021 increased nearly 4% year-on-year and largely reflecting the same drivers as mentioned above.

In line with our FY 2021 outlook, we recorded a 5% decrease in our Operating Free Cash Flow in Q2 2021 from €227.5 million in the same period last year to €216.4 million. The anticipated decline was entirely driven by higher accrued capital expenditures relative to last year when our investments were impacted by the COVID-19 pandemic.

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Exhibit 3: Reconciliation to Operating Free Cash Flow (unaudited)

(€ in millions)	For the three months ended				For the six months ended
	June 30,				June 30,
	2021		2020	Change %	2021	2020	Change %

Adjusted EBITDA	354.5		352.4	1%	688.7	698.0	(1)%

Accrued capital expenditures	(138.7)		(124.9)	11%	(281.8)	(297.6)	(5)%
Recognition of football broadcasting rights	0.6		—	100%	3.0	—	100%
Recognition of mobile spectrum licenses	—		—	—%	8.4	—	100%
Accrued capital expenditures excluding recognition of football broadcasting rights and mobile spectrum licenses	(138.1)	—	(124.9)	11%	(270.4)	(297.6)	(9)%

Operating Free Cash Flow	216.4		227.5	(5)%	418.3	400.4	4%

2.7    Cash flow and liquidity
NET CASH FROM OPERATING ACTIVITIES
For the six months ended June 30, 2021, our operations yielded €511.3 million of net cash compared to the €571.7 million we generated during the prior year period. The net cash from our operating activities in H1 2020 included the impact of the divestiture of our former Luxembourg cable business (deconsolidated as of April 1, 2020). Our net operating cash flow decreased 11% year-on-year mainly due to €95.2 million of cash taxes paid in the quarter whereas last year we only settled our cash taxes in the third quarter. This different year-on-year phasing more than offset €8.7 million lower cash interest expenses and a favorable trend in our working capital.
In Q2 2021, the net cash generated by our operating activities reached €237.3 million, representing an 18% decrease compared to Q2 2020, mainly driven by the income taxes paid in Q2 2021 as mentioned above.
NET CASH USED IN INVESTING ACTIVITIES
We used €255.0 million of net cash in investing activities for the six months ended June 30, 2021, broadly stable compared to €255.4 million in the same period last year. We utilize a vendor financing program through which we are able to extend our payment terms for certain suppliers to 360 days at an attractive all-in cost. During the first six months of, 2021, we acquired €29.9 million of assets through capital-related vendor financing arrangements (Q2 2021: €18.1 million), favorably impacting our net cash used in investing activities for the equivalent amount. This represented a decline of 39% year-on-year versus the same period of last year. Please refer to Section 2.5 - Capital expenditures for a reconciliation between accrued capital expenditures and cash capital expenditures.
In Q2 2021 we used €134.9 million of net cash in investing activities, which was mildly down by 2% compared to the same period of last year.
NET CASH USED IN FINANCING ACTIVITIES
For the six months ended June 30, 2021, the net cash used in financing activities was €243.4 million compared to €346.3 million in H1 2020, representing a strong decrease of 30% year-on-year. Our net financing cash flow in the first half of last year reflected (i) the start and completion of our €34.4 million Share Repurchase Program 2020 in the course of Q1 last year, (ii) the €56.6 million voluntary redemption of part of our Senior Secured Fixed Rate Notes in addition to (iii) €142.3 million of dividends paid to shareholders as part of our shareholder remuneration policy. The net cash used in financing activities for the six months ended June 30, 2021 reflected (i) a net €42.6 million reduction in our outstanding loans and borrowings, including scheduled repayments under our vendor financing program, as well as (ii) a dividend payment of €156.0 million, up 10% year-on-year. The remainder of our net cash used in financing activities primarily consisted of finance lease repayments and other financial payments.
In Q2 2021, we used €207.5 million of net cash in financing activities, which included the aforementioned dividend payment in early May this year. We refer to 3.2 Shareholder remuneration for more details on our shareholder remuneration policy.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2021 - 19
ADJUSTED FREE CASH FLOW
For the six months ended June 30, 2021, we generated Adjusted Free Cash Flow of €202.5 million compared to €263.9 million in the same period of last year. Relative to H1 2020, our Adjusted Free Cash Flow decreased 23%, mainly due to the aforementioned annual cash tax payment in Q2 2021 (versus Q3 last year), yet fully embedded in our FY 2021 guidance. Our Adjusted Free Cash Flow for the six months ended June 30, 2021 also included a modest €3.4 million contraction in our vendor financing program whereas last year in H1 our Adjusted EBITDA included a benefit of €10.6 million. Excluding these movements, our underlying Adjusted Free Cash Flow performance would have been marginally better.

Our Adjusted Free Cash Flow in Q2 2021 was €78.5 million versus €180.5 million in the same period a year ago as a result of the aforementioned phasing in the settlement of our annual cash taxes and a €42.0 million million lower contribution from our vendor financing program due to phasing.

2.8    Debt profile, cash balance and net leverage ratio

DEBT PROFILE
At June 30, 2021, we carried a total debt balance (including accrued interest) of €5,470.7 million, of which €1,384.0 million principal amount is related to the € and USD-denominated Senior Secured Fixed Rate Notes due March 2028 and €3,047.0 million principal amount is owed under our 2020 Amended Senior Credit Facility with maturities ranging from April 2028 through April 2029. Our total debt balance at June 30, 2021 also included a principal amount of €347.6 million related to our vendor financing program, while the remainder primarily represents lease obligations associated with the Interkabel Acquisition and other leases.
At June 30, 2021, we carried €347.6 million of short-term debt related to our vendor financing program, all of which is maturing within less than twelve months. This represented a modest decrease of respectively €3.4 million versus December 31, 2020 and €5.1 million versus March 31, 2021, adversely impacting our Adjusted Free Cash Flow by the same amounts in both periods. For the full year 2021, we continue to anticipate a broadly stable evolution from December 31, 2020 as embedded in our FY 2021 Adjusted Free Cash Flow outlook. As of end-October 2020, the applicable margin on our future short-dated commitments under the vendor financing program has been reduced by another 15 basis points to 1.95% over EURIBOR floored at 0%. This reduced interest cost comes on top of an equivalent 15 basis points margin reduction in February 2020. Given the aforementioned size of the program, this will have a modest accretive impact on our Adjusted Free Cash Flow in 2021 and beyond.
We didn't transact any refinancings or debt amortizations in the first six months of the year, while substantially all of our floating interest rate risk and foreign exchange currency risk have been hedged until the maturity of such debt instruments through a series of derivatives, improving the visibility on our future Adjusted Free Cash Flow. Excluding short-term liabilities related to our vendor financing program, we face no debt maturities prior to March 2028 with a weighted average maturity of approximately 7.0 years at June 30, 2021. In addition, we also had full access to €555.0 million of undrawn commitments under our revolving credit facilities at June 30, 2021, with certain availabilities up to September 2026.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2021 - 20
DEBT OVERVIEW AND PAYMENT SCHEDULES
The table below provides an overview of the principal amounts under our main debt instruments and payment schedule at June 30, 2021.
Exhibit 4: Debt maturity table as of June 30, 2021 (unaudited)

	Total Facility as per	Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	June 30, 2021
	(€ in millions)
2020 Amended Senior Credit Facility
Term Loan AR	1,937.0	1,937.0	—	April 30, 2028	Floating | 6-month LIBOR (0% floor) + 2.00%	Monthly
Term Loan AQ	1,110.0	1,110.0	—	April 30, 2029	Floating | 6-month EURIBOR (0% floor) + 2.25%	Semi-annual (Jan. and July)
Revolving Credit Facility I	510.0	—	510.0	May 31, 2026	Floating | 6-month EURIBOR (0% floor) + 2.25%	Quarterly (commitment fees only)

Senior Secured Fixed Rate Notes
€600 million Senior Secured Notes due 2028 (Facility AK)	540.0	540.0	—	March 1, 2028	Fixed | 3.50%	Semi-annual (Jan. and July)
USD 1.0 billion Senior Secured Notes due 2028 (Facility AJ)	844.0	844.0	—	March 1, 2028	Fixed | 5.50%	Semi-annual (Jan. and July)

Other
Revolving Credit Facility	20.0	—	20.0	September 30, 2026	Floating | 1-month EURIBOR (0% floor) + 2.25%	Quarterly (commitment fees only)
Overdraft Facility	25.0	—	25.0	June 30, 2022	Floating | 1-month EURIBOR (0% floor) + 1.60%	Quarterly (commitment fees only)

Total notional amount	4,986.0	4,431.0	555.0
Note: In the table above, Telenet's USD-denominated debt has been converted into € using the June 30, 2021 EUR/USD exchange rate. As Telenet has entered into several derivative transactions to hedge both the underlying floating interest rate and exchange risks, the €-equivalent hedged amounts were €2,041.5 million (USD 2,295.0 million Term Loan AR) and €882.8 million (USD 1.0 billion Senior Secured Notes due 2028), respectively. For the calculation of its net leverage ratio, Telenet uses the €-equivalent hedged amounts given the underlying economic risk exposure.

CASH BALANCE AND AVAILABILITY OF FUNDS
At June 30, 2021, we held €94.9 million of cash and cash equivalents compared to €200.0 million at March 31, 2021 and €82.0 million at December 31, 2020. In order to minimize the concentration of counterparty risk, our cash equivalents and AAA-rated money market funds are placed with highly rated European and US financial institutions and we strive to invest at least 75% of our cash and cash equivalents in AAA-rated money market funds. In addition to our available cash balance, we also had full access to €555.0 million of available commitments under our 2020 Amended Senior Credit Facility and our other revolving credit facilities, subject to compliance with the covenants mentioned below. Relative to March 31, 2021, our cash balance at June 30, 2021 decreased substantially in line with our expectations as we returned a €1.3750 gross dividend per share to shareholders in early May (€156.0 million in aggregate) and generated a lower Free Cash Flow in the second quarter as we settled our annual cash tax payment in early April.

NET LEVERAGE RATIO
At the occasion of the December 2018 Capital Markets Day - and as updated at the end of October last year when we tightened our shareholder remuneration policy - we reconfirmed our leverage framework, maintained at 3.5x to 4.5x Net Total Debt to Consolidated Annualized Adjusted EBITDA ("net total leverage"). In absence of any material acquisitions and/or significant changes in our business or regulatory environment, we intend to stay around the 4.0x mid-point through an attractive and sustainable level of shareholder disbursements. This now includes a gross dividend per share floor of €2.75, representing the upper end of the

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2021 - 21
previous pay-ratio between 50-70% as a percentage of our Adjusted Free Cash Flow. At June 30, 2021, our net total leverage was 4.0x, which was unchanged compared to March 31, 2021 despite the aforementioned gross dividend payment in early May, which was fully offset by the robust Adjusted Free Cash Flow generation in the first six months of the year.
Our net covenant leverage, as calculated under the 2020 Amended Senior Credit Facility, differs from our net total leverage as it excludes (i) lease-related liabilities, (ii) any vendor financing-related short-term liabilities and includes (iii) the Credit Facility Excluded Amount (which is the greater of €400.0 million and 0.25x Consolidated Adjusted Annualized EBITDA). Our net covenant leverage reached 3.0x at June 30, 2021, which was unchanged versus March 31, 2021. Our current net covenant leverage ratio is significantly below the springing maintenance covenant of 6.0x and the incurrence test of 4.5x net senior leverage. The aforementioned maintenance covenant only applies, however, in case we would draw 40% or more under our revolving credit facilities. At June 30, 2021, our revolving credit facilities were fully undrawn as mentioned above.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2021 - 22
3    Outlook and other information

3.1    Outlook

Having delivered a solid financial performance in the first half of 2021 on all of our key financial guidance metrics, we are on track to deliver against our FY 2021 objectives as presented in February 2021. This implies a return to top line growth in 2021 on a rebased basis, including a partial recovery from the COVID-19 pandemic which mainly affected our other revenue in 2020. The recovery in our other revenue will to some extent be offset by a reduction in the regulated cable access fee, which became effective as of July 1, 2020, and a continued pressure on our interconnect revenue given the switch to data messaging and more VoIP calling. Elsewhere, our rebased revenue performance will be driven by growth in our B2B business and a modest increase in our subscription revenue from customer uptiering and certain price adjustments. For the full year 2021, we continue to expect our rebased revenue to expand up to 1% compared to 2020. Having reversed the negative trend in our rebased revenue in the second quarter, we feel comfortable that we can maintain a positive top line growth trajectory for the remainder of the year. However, as our (other) revenue started to sequentially improve as of Q3 last year once the tight lock-down was lifted, we expect our revenue growth trend to decelerate in the second half versus the first six months of the year, yet this is fully embedded in our FY 2021 outlook.

Our rebased Adjusted EBITDA grew nearly 3% in the first half compared to H1 2020. This puts us well on track to deliver a healthy increase between 1 and 2% in 2021 on a rebased basis, even though we anticipate a softer Adjusted EBITDA performance in the second half driven by a tougher comparison base for some of our operating expenses and an overall pick-up in commercial activity versus last year.

On a rebased basis, our Operating Free Cash Flow was up 4% over the first six months of the year, driven by the aforementioned growth in our Adjusted EBITDA and lower accrued capital expenditures relative to the same period last year. Relative to H1, we expect higher investment spending in H2 this year, which includes certain selective network-related investments as announced in February this year, creating optionality for future cost effective fixed and mobile network upgrades. We therefore expect a reversal in our Operating Free Cash Flow in the second half, as embedded in our FY 2021 outlook. For the full year 2021, we continue to expect our Operating Free Cash Flow to modestly decrease by around 1% on a rebased basis. With that, we still expect to deliver on the lower end of our 2018-2021 Operating Free Cash Flow CAGR of between 6.5% to 8.0%.

Our Adjusted Free Cash Flow in the first half reached €202.5 million, which puts us well on track to deliver on our FY 2021 guidance despite a lower Adjusted Free Cash Flow performance in the second quarter due to the phasing of our annual cash tax payment. Given this annual settlement, we anticipate a rebound in our Adjusted Free Cash Flow in the remainder of the year. Despite the anticipated modest contraction in our Operating Free Cash Flow in 2021, we are confident in our ability to generate a robust Adjusted Free Cash Flow between €420.0 and €440.0 million. Growth in our Adjusted Free Cash Flow will amongst other factors be driven by both lower cash taxes and lower cash interest expenses, while our vendor financing program is expected to remain broadly stable compared to end-2020.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2021 - 23
Exhibit 5: Outlook

Outlook FY 2018 - 2021	FY 2018 rebased(a)	As presented on December 4, 2018	As reaffirmed on February 11, 2021
Operating Free Cash Flow CAGR (rebased)(b, c)	€674.7 million	Between 6.5% - 8.0%	Lower end of the 6.5% - 8.0% range

Outlook FY 2021	FY 2020 Rebased(a)	As presented on February 11, 2021
Revenue growth (rebased)(d)	€2,573.2 million	Up to 1%
Adjusted EBITDA growth (rebased)(b)	€1,346.5 million	Between 1-2%
Operating Free Cash Flow growth (rebased)(b, c)	€825.8 million	Around -1%
Adjusted Free Cash Flow(b, e)	-	€420.0 - 440.0 million
(a) For purposes of calculating rebased growth rates on a comparable basis for the periods shown above, we have adjusted our historical revenue and Adjusted EBITDA to reflect the impact of the following transactions to the same extent revenue and adjusted EBITDA related to these transactions is included in our current results: (i) exclude the revenue and Adjusted EBITDA of our former Luxembourg cable subsidiary Coditel S.à r.l. (deconsolidated as of April 1, 2020) and (ii) reflect changes related to the IFRS accounting outcome of certain content rights agreements entered into during the third quarter of 2020.
(b) Quantitative reconciliations to net profit (including net profit growth rates) and cash flows from operating activities for our Adjusted EBITDA, Operating Free Cash Flow and Adjusted Free Cash Flow guidance cannot be provided without unreasonable efforts as we do not forecast (i) certain non-cash charges including depreciation and amortization and impairment, restructuring and other operating items included in net profit, nor (ii) specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period.
(c) Excluding the recognition of the capitalized football broadcasting rights and mobile spectrum licenses and excluding the impact from certain lease-related capital additions on our accrued capital expenditures.
(d) Relative to our reported revenue for the full year 2020, our revenue growth for the full year 2021 would be equivalent to up to 1%.
(e) Assuming certain payments are made for the temporary prolongation of our current 2G and 3G mobile spectrum licenses in 2021, yet excluding payments on any future spectrum licenses as part of the upcoming multiband auction, and assuming the tax payment on our 2020 tax return will not occur until early 2022.

3.2    Shareholder remuneration

Building on the shareholder remuneration policy as initially introduced at our December 2018 Capital Markets Day, the board of directors decided at the end of October 2020 to firm up Telenet's policy. Our new policy balances attractive shareholder distributions with optionality for value-accretive M&A opportunities in the future. While the 4.0x net total leverage target has been reaffirmed in the absence of any material acquisitions and/or significant changes in our business or regulatory environment, the board of directors introduced a dividend floor of €2.75 per share (gross) going forward. This dividend floor assumes no significant changes in our business or regulatory environment and replaces the previously communicated 50-70% pay-out range. With that, the board of directors intends to commit a larger share of the Adjusted Free Cash Flow towards recurring dividends. The remainder of our Adjusted Free Cash Flow may still be considered for accretive acquisitions, extraordinary dividends, incremental share buy-backs, deleveraging or a combination thereof. The sum of the intermediate dividend paid in December 2020 and the final dividend paid in May 2021 equaled the aforementioned €2.75 gross dividend per share floor, or €300.2 million in aggregate, up 47% versus the dividend per share paid over the FY 2019 Adjusted Free Cash Flow. With that, we continue to execute on our anticipated shareholder remuneration timeline including the aforementioned dividend floor.

3.3    Subsequent events

There were no significant events subsequent to June 30, 2021 that would require adjustment to or disclosure in the financial information included in this press release.
3.4    Procedures of the independent auditor

The statutory auditor, KPMG Bedrijfsrevisoren - Réviseurs d’Entreprises BV/SRL, represented by Götwin Jackers, has confirmed that their review procedures, which have been substantially completed, have not revealed any significant matters requiring adjustment of the condensed consolidated interim financial information included in this press release as of and for the six months ended June 30, 2021.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2021 - 24
4    Telenet Group Holding NV – Consolidated interim operating statistics

As of and for the three months ended June 30,	2021	2020	Change %

Total Services - Combined Network

Homes passed (13)	3,388,900	3,355,200	1%

Video
Basic video (6)	90,300	139,900	(35)%
Enhanced video (7)	1,695,600	1,695,700	—%
Total video	1,785,900	1,835,600	(3)%

Internet
Residential broadband internet	1,482,200	1,450,100	2%
Business broadband internet	229,900	226,400	2%
Total broadband internet (8)	1,712,100	1,676,500	2%

Fixed-line telephony
Residential fixed-line telephony	1,001,600	1,056,500	(5)%
Business fixed-line telephony	140,100	138,900	1%
Total fixed-line telephony (9)	1,141,700	1,195,400	(4)%

Total RGUs (14)	4,639,700	4,707,500	(1)%

Churn (15)

Video	8.8%	6.8%
Broadband internet	7.1%	6.4%
Fixed-line telephony	10.4%	7.1%

Customer relationship information

FMC customers	685,900	598,900	15%
Total customer relationships (11)	2,037,300	2,052,200	(1)%
Services per customer relationship (11)	2.28	2.29	—%
ARPU per customer relationship (in € / month) (11) (12)	58.8	58.4	1%

As of and for the three months ended June 30,	2021	2020	Change %

Mobile statistics

Mobile telephony
Postpaid subscribers	2,607,300	2,527,500	3%
Prepaid subscribers	349,600	400,900	(13)%
Total mobile subscribers (10)	2,956,900	2,928,400	1%

Inclusion of Small and Medium Sized ("SME") and Large Enterprise ("LE") business customers: As of Q2 2021, our postpaid and total mobile subscriber counts include our SME and LE business customers, which were previously not recorded in our SIM count. We have represented our consolidated subscriber counts as presented in the table above as of Q1 2020 in order to allow both investors and analysts to assess our operational performance on a like-for-like basis. Consequently, we have added 130,100, 132,600, 140,500, 146,100, 156,600 and 158,900 mobile postpaid subscribers to our subscriber count for the quarterly periods from Q1 2020 up to Q2 2021.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2021 - 25
5    Telenet Group Holding NV – Selected EU IFRS condensed
consolidated interim financial statements

5.1    EU IFRS condensed consolidated interim statement of profit or loss and other comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended			For the six months ended
	June 30,			June 30,
	2021	2020	Change %	2021	2020	Change %
Profit for the period

Revenue	642.4	619.2	4%	1,288.3	1,272.2	1%

Expenses

Cost of services provided	(309.6)	(332.7)	(7)%	(632.6)	(701.8)	(10)%

Gross profit	332.8	286.5	16%	655.7	570.4	15%

Selling, general & administrative expenses	(174.1)	(137.6)	27%	(343.2)	(268.3)	28%

Operating profit	158.7	148.9	7%	312.5	302.1	3%

Finance income	23.2	76.6	(70)%	152.9	27.7	452%
Net interest income and foreign exchange gain	23.1	73.8	(69)%	0.5	5.0	(90)%
Net gain on derivative financial instruments	—	—	—%	152.3	22.7	571%
Net gain on extinguishment of debt	0.1	2.8	(96)%	0.1	—	100%
Finance expenses	(50.1)	(180.2)	(72)%	(181.7)	(125.5)	45%
Net interest expense, foreign exchange loss and other finance expenses	(47.2)	(51.0)	(7)%	(181.7)	(110.3)	65%
Net loss on derivative financial instruments	(2.9)	(129.2)	(98)%	—	—	—%
Net loss on extinguishment of debt	—	—	—%	—	(15.2)	(100)%
Net finance income (expense)	(26.9)	(103.6)	(74)%	(28.8)	(97.8)	(71)%
Share of the result of equity accounted investees	(1.4)	0.9	N.M.	(2.3)	1.3	N.M.
Gain (loss) on disposal of assets/liabilities related to a subsidiary or a joint venture	—	(4.3)	(100)%	—	(4.3)	(100)%

Profit before income tax	130.4	41.9	211%	281.4	201.3	40%

Income tax expense	(31.2)	(10.2)	206%	(69.7)	(16.4)	325%

Profit for the period	99.2	31.7	213%	211.7	184.9	14%

Other comprehensive income (loss) for the period, net of income tax
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit liability/(asset), net of tax	2.7	(12.5)	N.M.	2.7	(12.5)	N.M.
Other comprehensive income for the period, net of income tax	2.7	(12.5)	N.M.	2.7	(12.5)	N.M.

Total comprehensive income for the period	101.9	19.2	431%	214.4	172.4	24%

Profit attributable to:	99.2	31.7	213%	211.7	184.9	14%
Owners of the Company	99.3	31.9	211%	212.0	185.2	14%
Non-controlling interests	(0.1)	(0.2)	(50)%	(0.3)	(0.3)	—%

Total comprehensive income for the period, attributable to:	101.9	19.2	431%	214.4	172.4	24%
Owners of the Company	102.0	19.4	426%	214.7	172.7	24%
Non-controlling interests	(0.1)	(0.2)	(50)%	(0.3)	(0.3)	—%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2021 - 26

(€ in millions, except shares and per share amounts)	For the three months ended			For the six months ended
	June 30,			June 30,
	2021	2020	Change %	2021	2020	Change %

Weighted average shares outstanding	109,319,746	109,043,372		109,281,368	109,545,183
Basic earnings per share	0.91	0.30	203%	1.94	1.69	15%
Diluted earnings per share	0.91	0.30	203%	1.94	1.69	15%

Revenue by Nature

Subscription revenue:
Video	136.1	139.6	(3)%	278.8	284.0	(2)%
Broadband internet	169.4	163.3	4%	337.8	323.5	4%
Fixed-line telephony	54.0	57.0	(5)%	109.3	113.8	(4)%
Cable subscription revenue	359.5	359.9	—%	725.9	721.3	1%
Mobile telephony	120.3	109.4	10%	238.0	223.0	7%
Total subscription revenue	479.8	469.3	2%	963.9	944.3	2%
Business services	44.9	48.3	(7)%	90.3	98.3	(8)%
Other	117.7	101.6	16%	234.1	229.6	2%
Total Revenue	642.4	619.2	4%	1,288.3	1,272.2	1%

Expenses by Nature

Network operating expenses	(48.4)	(46.4)	4%	(106.1)	(100.7)	5%
Direct costs (programming, copyrights, interconnect and other)	(121.7)	(112.2)	8%	(250.3)	(242.5)	3%
Staff-related expenses	(66.9)	(64.5)	4%	(138.1)	(133.2)	4%
Sales and marketing expenses	(20.0)	(18.8)	6%	(39.3)	(40.0)	(2)%
Outsourced labor and professional services	(8.1)	(4.8)	69%	(15.2)	(14.3)	6%
Other indirect expenses	(22.8)	(20.1)	13%	(50.6)	(43.5)	16%
Restructuring charges	(0.4)	(4.0)	(90)%	(0.9)	(5.0)	(82)%
Measurement period adjustments related to business acquisitions	—	0.6	(100)%	2.0	0.6	233%
Operating charges related to acquisitions or divestitures	(4.3)	(0.6)	617%	(6.9)	(1.7)	306%
Share-based payments granted to directors and employees	(8.9)	(6.2)	44%	(12.8)	(8.0)	60%
Depreciation	(113.8)	(112.4)	1%	(218.1)	(213.1)	2%
Amortization	(51.4)	(46.5)	11%	(103.1)	(92.3)	12%
Amortization of broadcasting rights	(18.2)	(16.5)	10%	(38.3)	(56.1)	(32)%
Impairment of long-lived assets - Intangible assets and goodwill	—	(18.5)	(100)%	—	(21.3)	(100)%
Gain (loss) on disposal of assets	1.4	0.9	56%	2.2	3.0	(27)%
Impairment of long-lived assets - Property and equipment	(0.2)	(0.3)	(33)%	(0.3)	(2.0)	(85)%

Total Expenses	(483.7)	(470.3)	3%	(975.8)	(970.1)	1%

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2021 - 27
5.2    EU IFRS condensed consolidated interim statement of cash flows (unaudited)

(€ in millions)	For the three months ended			For the six months ended
	June 30,			June 30,
	2021	2020	Change %	2021	2020	Change %

Cash flows from operating activities
Profit for the period	99.2	31.7	213%	211.7	184.9	14%
Depreciation, amortization, impairment and restructuring charges	182.6	197.2	(7)%	358.5	386.7	(7)%
Working capital changes and other non-cash items	2.9	(48.3)	N.M.	31.1	(16.3)	N.M.
Income tax expense	31.2	10.2	206%	69.7	16.4	325%
Net interest expense, foreign exchange loss and other finance expenses	24.1	(22.7)	N.M.	181.2	105.4	72%
Net loss (gain) on derivative financial instruments	2.9	129.2	(98)%	(152.3)	(22.7)	571%
Loss (gain) on extinguishment of debt	(0.1)	(2.9)	(97)%	(0.1)	15.1	N.M.
Loss (gain) on disposal of assets/liabilities related to a subsidiary or a joint venture	—	4.3	(100)%	—	4.3	(100)%
Cash interest expenses and cash derivatives	(10.3)	(9.3)	11%	(92.9)	(101.6)	(9)%
Income taxes paid	(95.2)	(0.2)	N.M.	(95.6)	(0.5)	N.M.

Net cash from operating activities	237.3	289.2	(18)%	511.3	571.7	(11)%

Cash flows from investing activities
Purchases of property and equipment	(69.5)	(72.6)	(4)%	(143.8)	(144.1)	—%
Purchases of intangibles	(50.6)	(42.1)	20%	(95.7)	(88.1)	9%
Acquisitions of and loans to equity accounted investees	(15.2)	(20.3)	(25)%	(16.2)	(20.5)	(21)%
Acquisition of subsidiaries, net of cash acquired	—	(3.5)	(100)%	—	(3.5)	(100)%
Proceeds from sale of property and equipment	0.4	0.5	(20)%	0.7	0.8	(13)%

Net cash used in investing activities	(134.9)	(138.0)	(2)%	(255.0)	(255.4)	—%

Cash flows from financing activities
Repayments of loans and borrowings	(119.3)	(195.3)	(39)%	(232.5)	(332.8)	(30)%
Proceeds from loans and borrowings	87.3	143.6	(39)%	189.9	225.4	(16)%
Repurchase of own shares	—	(5.4)	(100)%	—	(34.4)	(100)%
Payments related to capital reductions and dividends	(156.0)	(142.3)	10%	(156.0)	(142.3)	10%
Payments for debt issuance costs	—	(2.8)	(100)%	—	(13.4)	(100)%
Other financing activities (incl. leases)	(19.5)	(15.1)	29%	(44.8)	(48.8)	(8)%

Net cash used in financing activities	(207.5)	(217.3)	(5)%	(243.4)	(346.3)	(30)%

Net increase (decrease) in cash and cash equivalents
Cash at beginning of period	200.0	137.5	45%	82.0	101.4	(19)%
Cash at end of period	94.9	71.4	33%	94.9	71.4	33%

Net cash generated (used)	(105.1)	(66.1)	59%	12.9	(30.0)	N.M.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2021 - 28

(€ in millions)	For the three months ended			For the six months ended
	June 30,			June 30,
	2021	2020	Change %	2021	2020	Change %

Adjusted Free Cash Flow
Net cash from operating activities	237.3	289.2	(18)%	511.3	571.7	(11)%
Cash payments for direct acquisition and divestiture costs	0.9	0.7	29%	2.4	0.9	167%
Expenses financed by an intermediary	87.2	88.6	(2)%	189.7	170.4	11%
Purchases of property and equipment	(69.5)	(72.6)	(4)%	(143.8)	(144.1)	—%
Purchases of intangibles	(50.6)	(42.1)	20%	(95.7)	(88.1)	9%
Principal payments on amounts financed by vendors and intermediaries	(110.3)	(71.1)	55%	(222.9)	(207.6)	7%
Principal payments on leases (excluding network-related leases assumed in acquisitions)	(8.2)	(4.5)	82%	(22.6)	(17.6)	28%
Principal payments on post acquisition additions to network leases	(8.3)	(7.7)	8%	(15.9)	(21.7)	(27)%

Adjusted Free Cash Flow	78.5	180.5	(57)%	202.5	263.9	(23)%

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2021 - 29
5.3    EU IFRS condensed consolidated interim statement of financial position (unaudited)

(€ in millions)	June 30,	December 31,	Change
	2021	2020

ASSETS
Non-current Assets:
Property and equipment	2,213.4	2,288.0	(74.6)
Goodwill	1,824.5	1,824.5	—
Other intangible assets	694.1	693.6	0.5
Deferred tax assets	188.5	214.7	(26.2)
Investments in and loans to equity accounted investees	124.2	111.7	12.5
Other investments	7.7	5.7	2.0
Derivative financial instruments	17.3	58.6	(41.3)
Other assets	28.8	33.6	(4.8)
Total non-current assets	5,098.5	5,230.4	(131.9)

Current Assets:
Inventories	26.7	27.3	(0.6)
Trade receivables	178.5	187.2	(8.7)
Other current assets	147.9	126.1	21.8
Cash and cash equivalents	94.9	82.0	12.9
Derivative financial instruments	32.5	48.1	(15.6)
	480.5	470.7	9.8
Assets held for sale	—	0.3	(0.3)
Total current assets	480.5	471.0	9.5

TOTAL ASSETS	5,579.0	5,701.4	(122.4)

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2021 - 30

(€ in millions)	June 30,	December 31,	Change
	2021	2020

EQUITY AND LIABILITIES
Equity:
Share capital	12.8	12.8	—
Share premium	80.7	80.7	—
Other reserves	699.0	686.3	12.7
Retained loss	(2,174.8)	(2,249.9)	75.1
Remeasurements	(9.6)	(12.3)	2.7
Total equity attributable to owners of the Company	(1,391.9)	(1,482.4)	90.5
Non-controlling interests	3.4	28.4	(25.0)
Total equity	(1,388.5)	(1,454.0)	65.5

Non-current Liabilities:
Loans and borrowings	4,972.9	4,918.3	54.6
Derivative financial instruments	293.8	508.0	(214.2)
Deferred revenue	3.2	3.6	(0.4)
Deferred tax liabilities	124.6	124.7	(0.1)
Other non-current liabilities	46.8	56.2	(9.4)
Provisions	10.2	12.2	(2.0)
Total non-current liabilities	5,451.5	5,623.0	(171.5)

Current Liabilities:
Loans and borrowings	497.8	499.6	(1.8)
Trade payables	205.9	174.9	31.0
Accrued expenses and other current liabilities	405.3	399.5	5.8
Provisions	92.5	83.6	8.9
Deferred revenue	118.7	122.8	(4.1)
Derivative financial instruments	61.9	65.6	(3.7)
Current tax liability	133.9	184.6	(50.7)
	1,516.0	1,530.6	(14.6)
Liabilities directly associated with the assets held for sale	—	1.8	(1.8)
Total current liabilities	1,516.0	1,532.4	(16.4)

Total liabilities	6,967.5	7,155.4	(187.9)

TOTAL EQUITY AND LIABILITIES	5,579.0	5,701.4	(122.4)

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2021 - 31

6    Appendix

6.1    Reconciliation reported versus rebased financial information (unaudited)

(€ in millions)	Reported
	Q1 2020	Q2 2020	Q3 2020	Q4 2020	FY 2020	Q1 2021

Revenue by nature
Video	144.4	139.6	136.6	138.4	559.0	142.7
Broadband internet	160.2	163.3	164.9	166.5	654.9	168.4
Fixed-line telephony	56.8	57.0	56.2	55.2	225.2	55.3
Cable subscription revenue	361.4	359.9	357.7	360.1	1,439.1	366.4
Mobile telephony	113.6	109.4	114.8	113.4	451.2	111.7
Total subscription revenue	475.0	469.3	472.5	473.5	1,890.3	478.1
Business services	50.0	48.3	50.8	58.6	207.7	51.3
Other	128.0	101.6	114.6	133.0	477.2	116.5
Total Revenue	653.0	619.2	637.9	665.1	2,575.2	645.9

Operating expenses by Nature
Network operating expenses	(54.3)	(46.4)	(49.1)	(48.4)	(198.2)	(57.7)
Direct costs (programming, copyrights, interconnect and other)	(130.3)	(112.2)	(127.0)	(144.9)	(514.4)	(128.6)
Staff-related expenses	(68.7)	(64.5)	(64.7)	(73.2)	(271.1)	(71.2)
Sales and marketing expenses	(21.2)	(18.8)	(23.2)	(32.4)	(95.6)	(19.3)
Outsourced labor and professional services	(9.5)	(4.8)	(6.8)	(7.3)	(28.4)	(7.1)
Other indirect expenses	(23.4)	(20.1)	(24.0)	(22.0)	(89.5)	(27.8)
Total operating expenses	(307.4)	(266.8)	(294.8)	(328.2)	(1,197.2)	(311.7)

Adjusted EBITDA	345.6	352.4	343.1	336.9	1,378.0	334.2
Adjusted EBITDA margin	52.9%	56.9%	53.8%	50.7%	53.5%	51.7%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2021 - 32

(€ in millions)	(i) Divestment Coditel S.à r.l., (ii) Changes related to the IFRS accounting outcome of certain content rights agreements and (iii) Changes related to the revenue generated by Telenet's SME and LE business customers
	Q1 2020	Q2 2020	Q3 2020	Q4 2020	FY 2020	Q1 2021

Revenue by nature
Video	(1.2)	—	—	—	(1.2)	—
Broadband internet	(0.2)	—	—	—	(0.2)	—
Fixed-line telephony	(0.2)	—	—	—	(0.2)	—
Cable subscription revenue	(1.6)	—	—	—	(1.6)	—
Mobile telephony	6.0	5.8	6.5	5.5	23.8	6.0
Total subscription revenue	4.4	5.8	6.5	5.5	22.2	6.0
Business services	(7.3)	(6.4)	(7.2)	(6.2)	(27.1)	(5.9)
Other	0.9	0.6	0.7	0.7	2.9	(0.1)
Total Revenue	(2.0)	—	—	—	(2.0)	—

Operating expenses by Nature
Network operating expenses	(0.5)	—	—	—	(0.5)	—
Direct costs (programming, copyrights, interconnect and other)	(22.7)	(5.5)	(3.2)	—	(31.4)	—
Staff-related expenses	0.5	0.3	0.2	—	1.0	—
Sales and marketing expenses	1.1	0.3	0.2	—	1.6	—
Outsourced labor and professional services	—	—	—	—	—	—
Other indirect expenses	(0.2)	—	—	—	(0.2)	—
Total operating expenses	(21.8)	(4.9)	(2.8)	—	(29.5)	—

Adjusted EBITDA	(23.8)	(4.9)	(2.8)	—	(31.5)	—

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2021 - 33

(€ in millions)	Rebased
	Q1 2020	Q2 2020	Q3 2020	Q4 2020	FY 2020	Q1 2021

Revenue by nature
Video	143.2	139.6	136.6	138.4	557.8	142.7
Broadband internet	160.0	163.3	164.9	166.5	654.7	168.4
Fixed-line telephony	56.6	57.0	56.2	55.2	225.0	55.3
Cable subscription revenue	359.8	359.9	357.7	360.1	1,437.5	366.4
Mobile telephony	119.6	115.2	121.3	118.9	475.0	117.7
Total subscription revenue	479.4	475.1	479.0	479.0	1,912.5	484.1
Business services	42.7	41.9	43.6	52.4	180.6	45.4
Other	128.9	102.2	115.3	133.7	480.1	116.4
Total Revenue	651.0	619.2	637.9	665.1	2,573.2	645.9

Operating expenses by Nature
Network operating expenses	(54.8)	(46.4)	(49.1)	(48.4)	(198.7)	(57.7)
Direct costs (programming, copyrights, interconnect and other)	(153.0)	(117.7)	(130.2)	(144.9)	(545.8)	(128.6)
Staff-related expenses	(68.2)	(64.2)	(64.5)	(73.2)	(270.1)	(71.2)
Sales and marketing expenses	(20.1)	(18.5)	(23.0)	(32.4)	(94.0)	(19.3)
Outsourced labor and professional services	(9.5)	(4.8)	(6.8)	(7.3)	(28.4)	(7.1)
Other indirect expenses	(23.6)	(20.1)	(24.0)	(22.0)	(89.7)	(27.8)
Total operating expenses	(329.2)	(271.7)	(297.6)	(328.2)	(1,226.7)	(311.7)

Adjusted EBITDA	321.8	347.5	340.3	336.9	1,346.5	334.2
Adjusted EBITDA margin	49.4%	56.1%	53.3%	50.7%	52.3%	51.7%

Rebased information: For purposes of calculating rebased growth rates on a comparable basis for the periods shown above, we have adjusted our historical revenue and Adjusted EBITDA to reflect the impact of the following transactions, to the same extent revenue and adjusted EBITDA related to these transactions is included in our current results: (i) exclude the revenue and Adjusted EBITDA of our former Luxembourg cable subsidiary Coditel S.à r.l. (deconsolidated as of April 1, 2020), (ii) reflect changes related to the IFRS accounting outcome of certain content rights agreements entered into during the third quarter of 2020 and (iii) reflect changes related to subscription and usage-related revenues and interconnect revenue generated by our Small & Medium Sized ("SME") and Large Enterprise ("LE") business customers as of Q1 2021 out of business services revenue into mobile telephony and other revenuer, respectively. We reflect the revenue and Adjusted EBITDA of acquired businesses in our historical amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between our accounting policies and those of the acquired entities, (b) any significant effects of acquisition accounting adjustments, and (c) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and Adjusted EBITDA of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted EBITDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted EBITDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis. Rebased growth is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G and is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2021 - 34
EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2021 - 35

6.2    Reconciliation between profit for the period and Consolidated Annualized EBITDA (unaudited)

Net total leverage, which is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission’s Regulation G, is defined as the sum of loans and borrowings under current and non-current liabilities minus cash and cash equivalents ("Net Total Debt"), as recorded in the Company's statement of financial position, divided by the last two quarters' Consolidated Annualized Adjusted EBITDA. In its statement of financial position, Telenet's USD-denominated debt has been converted into € using the June 30, 2021 EUR/USD exchange rate. As Telenet has entered into several derivative transactions to hedge both the underlying floating interest rate and exchange risks, the €-equivalent hedged amounts were €2,041.5 million (USD 2,295.0 million Term Loan AR) and €882.8 million (USD 1.0 billion Senior Secured Notes due 2028), respectively. For the calculation of its net leverage ratio, Telenet uses the €-equivalent hedged amounts given the underlying economic risk exposure.

The following table provides a reconciliation of the Last Two Quarter's Annualized (L2QA) Profit for the period to L2QA Adjusted EBITDA.

(€ in millions)	For the three months ended		For the six months ended	Last two quarters' annualized
	March 31, 2021	June 30, 2021	June 30, 2021	June 30, 2021

Profit for the period	112.5	99.2	211.7	423.4

Income tax expense	38.5	31.2	69.7	139.4
Share of the result of equity accounted investees	0.9	1.4	2.3	4.6
Net finance expense (income)	1.9	26.9	28.8	57.6
Depreciation, amortization, impairment and gain on disposal of assets	175.4	182.2	357.6	715.2

EBITDA	329.2	340.9	670.1	1,340.2

Share based compensation	3.9	8.9	12.8	25.6
Operating charges related to acquisitions or divestitures	2.6	4.3	6.9	13.8
Restructuring charges	0.5	0.4	0.9	1.8
Measurement period adjustments related to business acquisitions	(2.0)	—	(2.0)	(4.0)

Adjusted EBITDA	334.2	354.5	688.7	1,377.4
Adjusted EBITDA margin	51.7%	55.2%	53.5%	53.5%
Net profit margin	17.4%	15.4%	16.4%	16.4%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2021 - 36

6.3    Definitions

(1)Rebased information: For purposes of calculating rebased growth rates on a comparable basis, we have adjusted our historical revenue and Adjusted EBITDA to reflect the impact of the following transactions, to the same extent revenue and adjusted EBITDA related to these transactions is included in our current results: (i) exclude the revenue and Adjusted EBITDA of our former Luxembourg cable subsidiary Coditel S.à r.l. (deconsolidated as of April 1, 2020), (ii) reflect changes related to the IFRS accounting outcome of certain content rights agreements entered into during the third quarter of 2020 and (iii) reflect changes related to subscription and usage-related revenues and interconnect revenue generated by our Small & Medium Sized ("SME") and Large Enterprise ("LE") business customers as of Q1 2021 out of business services revenue into mobile telephony and other revenue, respectively. We reflect the revenue and Adjusted EBITDA of acquired businesses in our historical amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between our accounting policies and those of the acquired entities, (b) any significant effects of acquisition accounting adjustments, and (c) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and Adjusted EBITDA of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted EBITDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted EBITDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis. Rebased growth is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G and is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.
(2)EBITDA is defined as profit before net finance expense, the share of the result of equity accounted investees, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation, measurement period adjustments related to business acquisitions and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestitures. Operating charges or credits related to acquisitions or divestitures include (i) gains and losses on the disposition of long-lived assets, (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Adjusted EBITDA is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission’s Regulation G and represents an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 16.
(3)Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from leases and other financing arrangements, as reported in the Company’s consolidated statement of financial position on an accrued basis.
(4)Operating Free Cash Flow (“OFCF”) is defined as Adjusted EBITDA minus accrued capital expenditures as reported in the Company’s consolidated financial statements. Accrued capital expenditures exclude the recognition of football broadcasting rights and mobile spectrum licenses. Operating Free Cash Flow is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission’s Regulation G and represents an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.
(5)Adjusted Free Cash Flow is defined as net cash provided by the Company’s operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and divestitures and (ii) expenses financed by an intermediary, less (i) purchases of property and equipment and purchases of intangibles as reported in the Company's consolidated statement of cash flows, (ii) principal payments on amounts financed by vendors and intermediaries, (iii) principal payments on leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company’s consolidated statement of cash flows. Adjusted Free Cash Flow is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G and is an additional measure used by management to demonstrate the Company’s ability to service debt and fund new investment opportunities and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.
(6)Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that Telenet uses to provide its enhanced service offerings. Telenet counts Revenue Generating Unites (“RGUs”) on a unique premises basis. In other words, a subscriber with multiple outlets in one premise is counted as one RGU and a subscriber with two homes and a subscription to Telenet's video service at each home is counted as two RGUs.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2021 - 37
(7)Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives Telenet's video service in one premise is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As Telenet migrates customers from basic to enhanced video services, Telenet reports a decrease in its Basic Video Subscribers equal to the increase in Telenet's Enhanced Video Subscribers.
(8)Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over the Combined Network.
(9)Fixed-line Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives fixed-line voice services over the Combined Network. Fixed-line telephony Subscribers exclude mobile telephony subscribers.
(10)Telenet's mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from Telenet's mobile telephony subscriber counts after a 90-day inactivity period.
(11)Customer Relationships are the number of customers who receive at least one of Telenet's video, internet or telephony services that Telenet counts as RGUs, without regard to which or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives Telenet's services in two premises (e.g. a primary home and a vacation home), that individual generally will count as two Customer Relationships. Telenet excludes mobile-only customers from Customer Relationships.
(12)Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding mobile services, Business-to-Business ("B2B") services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period.
(13)Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to the Combined Network without materially extending the distribution plant. Telenet's Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.
(14)RGU is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Fixed-line Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to Telenet's enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Fixed-line Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of Telenet's services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or fixed-line telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g. VIP subscribers, free service to employees) generally are not counted as RGUs. Telenet does not include subscriptions to mobile services in its externally reported RGU counts.
(15)Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from Telenet and is required to return Telenet's equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of Telenet's churn calculations. Customers who move within Telenet's cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.
(16)Net total leverage is defined as the sum of loans and borrowings under current and non-current liabilities minus cash and cash equivalents ("Net Total Debt"), as recorded in the Company's statement of financial position, divided by the last two quarters' Consolidated Annualized Adjusted EBITDA. In its statement of financial position, Telenet's USD-denominated debt has been converted into € using the June 30, 2021 EUR/USD exchange rate. As Telenet has entered into several derivative transactions to hedge both the underlying floating interest rate and exchange risks, the €-equivalent hedged amounts were €2,041.5 million (USD 2,295.0 million Term Loan AR) and €882.8 million (USD 1.0 billion Senior Secured Notes due 2028), respectively. For the calculation of its net leverage ratio, Telenet uses the €-equivalent hedged amounts given the underlying economic risk exposure. Net total leverage is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G.
(17)Net covenant leverage is calculated as per the 2020 Amended Senior Credit Facility definition, using Net Total Debt (using the €-equivalent hedged amounts for its USD-denominated debt as highlighted above), excluding (i) subordinated shareholder loans, (ii) capitalized elements of indebtedness under the Clientele and Annuity Fees, (iii) any finance leases entered into on or prior to August 1, 2007, (iv) any indebtedness incurred under the network lease entered into with the pure intermunicipalities, (v) any vendor financing-related liabilities, and including (vi) the Credit Facility Excluded Amount (which is the greater of (a) €400.0 million and (b) 0.25x Consolidated Annualized Adjusted EBITDA), divided by last two quarters’ Consolidated Annualized Adjusted EBITDA.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2021 - 38

Investor & Analyst call – Telenet will host a video webcast and conference call for institutional investors and analysts on July 29, 2021 at 3:00pm CET, For details and webcast links, please visit: https://investors.telenet.be.

Contacts

Investor Relations:	Rob Goyens	rob.goyens@telenetgroup.be	Phone: +32 15 333 054
	Bart Boone	bart.boone@telenetgroup.be	Phone: +32 15 333 738
Press & Media Relations:	Stefan Coenjaerts	stefan.coenjaerts@telenetgroup.be	Phone: +32 15 335 006
About Telenet – As a provider of entertainment and telecommunication services in Belgium, Telenet Group is always looking for the perfect experience in the digital world for its customers. Under the brand name Telenet, the company focuses on offering digital television, high-speed Internet and fixed and mobile telephony services to residential customers in Flanders and Brussels. Under the brand name BASE, it supplies mobile telephony in Belgium. The Telenet Business department serves the business market in Belgium and Luxembourg with connectivity, hosting and security solutions. More than 3,000 employees have one aim in mind: making living and working easier and more pleasant. Telenet Group is part of Telenet Group Holding NV and is quoted on Euronext Brussels under ticker symbol TNET. For more information, visit www.telenet.be. Liberty Global - one of the world’s leading converged video, broadband and communications companies, innovating and empowering people in six countries across Europe to make the most of the digital revolution – owns a direct stake of 58.3% in Telenet Group Holding NV (excluding any treasury shares held by the latter from time to time).
Additional Information – Additional information on Telenet and its products can be obtained from the Company’s website https://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company’s Consolidated Annual Report 2020 as well as unaudited condensed consolidated financial statements and presentations related to the financial results for the six months ended June 30, 2021 have been made available on the investor relations pages of the Company’s website (https://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 – Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook; future growth prospects; strategies; product, network and technology launches and expansion and the anticipated impact of acquisitions on our combined operations and financial performance, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; the potential adverse impact of the recent outbreak of the novel cornoavirus (COVID-19) pandemic, our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information – The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2020 have been prepared in accordance with EU IFRS unless otherwise stated and are available on the Company’s website.

Non-GAAP measures –Adjusted EBITDA, Operating Free Cash Flow, Adjusted Free Cash Flow and net total leverage are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global plc website (https://www.libertyglobal.com). Liberty Global plc is the Company’s controlling shareholder.

This document has been released on July 29, 2021 at 7:00am CET